As filed with the Securities and Exchange Commission on February ____, 2018

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Kelvin Medical, Inc.
(Exact name of registrant as specified in its charter)

Nevada	3841	81-2552488
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Kelvin Medical, Inc.
10930 Skyranch Place, Nevada City, California 95959
(530) 388-870
 (Name, Address, including zip code, and telephone and facsimile number, including area code, of registrants' principal executive offices)

Nevada Registered Agent, LLC
401 Ryland Street, Suite 200-A, Reno, Nevada 89502
 (Name, Address, including zip code, and telephone and facsimile number, including area code, of agent of service)

Copy to:

Sharon Mitchell
SD Mitchell & Associates, PLC
829 Harcourt Rd., Grosse Pointe Park, MI 48230
(248) 515-6035

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer[ ]	Accelerated filer [ ]
Non-accelerated filer[ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

 67,097,500 Common Shares issued and outstanding as of February 1, 2018

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, par value $0.001 per share	10,000,000 shares	$1.25	$12,500,000	$1,556.25
Common stock, par value $0.001 per share	3,000,000 shares	1.25	3,750,000	466.88
Total	13,000,000 shares	$1.25	$16,250,000	$2,023.13

(1) Consists of (i) up to 10,000,000 shares of common stock to be sold by PHENIX VENTURES, LLC ("PVLLC") pursuant to an Equity Purchase Agreement dated January 22, 2018 (the "PVLLC Shares"); and (ii) up to 3,000,000 shares issued to Gannon Giguiere, Managing Member of PVLLC, and pursuant to a Stock Purchase Agreement dated November 26, 2017. The registration statement shall also cover any additional shares of the registrant's common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of registrant's common stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the closing market price of the registrant's common stock on OTC Markets on January 22, 2018. The shares offered hereunder may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

Our auditors have raised substantial doubt as to our ability to continue as a going concern.  The Company has not generated revenues to date; the continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the Company's future business. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

Subject to Completion, Dated February  __, 2018
Prospectus

KELVIN MEDICAL, INC.
10,000,000 shares of common stock (1)
3,000,000 shares of common stock for resale (2)

(1) Pursuant to an Equity Purchase Agreement entered into with Phenix Ventures, LLC ("PVLLC") dated January 22, 2018 (the ("Purchase Agreement", "EPA") the selling stockholders identified in this prospectus may offer and sell up to 10,000,000 shares of our common stock. If issued presently, the 10,000,000 shares of common stock registered for resale by PVLLC would represent approximately 15% of our existing issued and outstanding shares of common stock as of February 1, 2018 which totals 67,097,500, and 13% of the fully diluted outstanding share capital, including issuance of the 10,000,000 shares

(2) Pursuant to a Stock Purchase Agreement between Gannon Giguiere and Kelvin Medical, and dated November 26, 2017, 3,000,000 shares were issued to Gannon Giguiere, Managing Member of PVLLC. The terms of the Stock Purchase Agreement included piggy-back registration rights of the 3,000,000 Shares issued, and are included in the amount of issued and outstanding shares listed in the paragraph above, as well as on the face of this prospectus. The 3,000,000 Shares represent 4.47% of the current issued and outstanding shares of common stock as of February 1, 2018 and 3.89% of the fully diluted outstanding share capital, including the issuance of the 10,000,000 Shares to PVLLC.

Gannon Giguiere is the Managing Member of Phenix Ventures, LLC.  Mr. Giguiere will not hold more than 9.99% of the issued and outstanding shares of our Common Stock at any time.

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by PVLLC; however, we will receive proceeds from our initial sale of shares to PVLLC pursuant to the Equity Purchase Agreement.  The Company may, from time to time, deliver a request for an investment purchase ("Put Request," "Put") to PVLLC of up to an aggregate amount of 10,000,000 shares. The maximum Put amount that the Company may request from PVLLC at any one time shall be equal to twice the average of the daily trading volume of the Company's common stock during the ten trading days preceding the Put date, and so long as the amount does not exceed 9.99% of the then issued and outstanding shares of the Company.  The price of the shares, purchased pursuant to any Put Request shall be equal to a seventeen percent (17%) discount of the lowest volume weighted price for the ten consecutive trading days preceding the date on which the applicable Put notice is delivered to PVLLC.

PVLLC is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is traded on OTC Markets under the symbol "KVMD". On February 1, 2018, the last reported sale price for our common stock was $----1.25 per share.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK OFFERED THROUGH THIS PROSPECTUS WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROSPECTUS BEFORE BUYING ANY SHARES OF OUR COMMON STOCK. YOU SHOULD NOT INVEST UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February___, 2018

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus including "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Financial Statements, before making an investment decision.

In this prospectus, unless otherwise specified, all references to "common shares" refer to shares of our common stock and the terms "we", "us", "our", "KVMD", and "Kelvin Medical" mean Kelvin Medical, Inc., a Nevada corporation.

Corporate Overview

Kelvin Medical, Inc. (the "Company") was incorporated in the State of Nevada on May 5, 2016. The Company, a recently organized company, is an early participant in medical device and telehealth wearables with a focus on the development of artificial intelligence driven physical therapeutic technologies.
The Company is developing solutions that empower consumers ranging from aging users seeking to live pain-free, to competitive athletes seeking to maximize their performance.
Our business model aims to provide medical device and telehealth wearables consumer direct, either single purchase or a recurring subscription basis, as well as a licensing of our full ecosystem to medical and physical therapy clinics/corporate wellness program administrators.
Kelvin Medical's medical device and telehealth wearables platform has been devised to capture meaningful market share in the $30.5 billion global wearables market, along with the multi-billion-dollar medical and physical therapy and corporate wellness industries.
The Company's medical device and telehealth platform of wearables, machine learning software, and re-loadable cartridges will enable consumer users, therapy clinics, and corporate wellness program administers, to maximize results through real-time local and distance monitored activity and therapeutic treatment.
On May 5, 2016, Mr. William Mandel, our Company's founder, was appointed President and Director of the Company. Mr. Mandel is currently our sole officer of the Company. Mr. Mandel is also a director of our Company, and Margaret V. Austin, the spouse of Mr. Mandel, is our Chairman of the Board. Our headquarters are located at 10930 Skyranch Place Nevada City, CA 95959.
William Mandel, our President, has worked in Medical Device technology development for over 25 years. The website www.kelvinmedical.com will be informational as per our current plan and will function as a point of sale for pre sales and product crowd funding efforts only. Mr. Mandel has made a working prototype of the proposed product, and has secured both a Chinese and a US patent. The use of hot and cold therapy is not a new treatment; however, our business model is based on the premise that customers will be drawn to our products because in a single convenient unit they can receive both hot and cold therapy. The Therm-N-Ice device delivers continuous or intermittent cold, continuous or intermittent warmth, or alternating hot and cold. In addition, this device can be programmed to follow timed treatment segments. This device is portable and rechargeable which allows mobility while experiencing ongoing and uninterrupted hot and cold temperatures. Initial, the Company is planning to offer, as our initial product, a simple arm band. We plan to expand our product to include leg bands, torso bands and the combination leg and arm band systems. We anticipate that there could be a demand for a system that combines all three options as well. At the date of this report, the Company has received a small order for three Therm-N-Ice devices, the deposit for which has been recorded as deferred revenue. Presently the Company does not have a production date for the initial Therm-N-Ice devices to fulfill this order.
The Company was only recently incorporated in 2016; we have finalized our business plan, our marketing plan for our product is in place, and we are in the research and development phase of our business life-cycle. However, we have not commenced substantive operations, thus we believe that conducting this Offering will allow the Company added flexibility to raise capital in today's financial climate and carry out the objectives in our business plan. There can be no assurance that we will be successful in our attempt to sell 100% of the shares being registered hereunder; however, we believe that investors in today's markets demand more transparency and by our registering this Offering and becoming a reporting company, we will be able to capitalize on this fact. While we believe that our limited reporting requirements will satisfy most investors seeking transparency in any potential investment, we still caution that simply because we have a registration statement declared effective the Company will not become a "fully reporting" company, but rather, we will be only subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934. Accordingly, except during the year that our registration statement becomes effective, these reporting obligations may be automatically suspended under Section 15(d) if we have less than 300 shareholders at the beginning of our fiscal year and our required disclosure is less extensive than the disclosures required of "smaller reporting" companies. For example, we are not subject to disclose in our Form 10K risk factors, unresolved staff comments, or selected financial data, pursuant to Items 1A, 1B and 6, respectively. We have filed a Form 8-A12G with the Securities and Exchange Commission indicating our intention to remain a fully reporting company.
Since inception, our operations have consisted of formulating and finalizing our business plan, and commencing in research and development. We hope to realize our full plan of operations by raising money through the sale of our securities, as contemplated within this Offering. We believe that if we are able to raise the full amount of funds contemplated herein, we would be able to fully launch our Company and properly market our initial proposed arm band device.
Our president and CEO, Mr. William Mandel has worked in medical device technology development for over 25 years, and has the professional experience required for the start-up and operation of such a company. As an Engineer, Mr. Mandel understands the inner-workings of devices and the process required to design a product and carry it through to production. As a team leader, Mr. Mandel has an expanded understanding of the scope and magnitude of bringing a product to market. Presently Mr. Mandel has set out a scope of costs for our first arm band device production run. Proceeds from this offering will allow us to undertake the initial production and sale of our devices, as well as investigating new markets.
Initial research and development has been completed by our management team who will currently service and continue the Company's product development, marketing, sales and operational plans. Our allocation of proceeds does provide for funds to be allocated to grow the operations of our business. For the marketing and sale of our product, once funds are in place, we plan to use our contacts in the medical industry to contract with for the promotion of our product to be resold by health care services companies who specialize in distribution of medical products, physician offices, pharmacies, pharmaceutical representatives and sporting goods stores.

On November 26, 2017, the Company sold 3,000,000 Shares of KVMD's common stock to Mr. Gannon Giguiere, managing member of Phenix Ventures, LLC, for a total of Ninety Thousand Dollars ($90,000); at a purchase price of $0.03 per share.  Proceeds from the sale of these shares will be used for operating costs of the Company.

On January 22, 2018, the Company entered into an Equity Purchase Agreement with Phenix Ventures, LLC, Under the terms of the Agreement, Phenix Ventures has agreed to purchase up to 10,000,000 Shares of the Company's Common Stock.

10,000,000 PVLLC Equity Purchase Agreement and Registration Rights Agreement

This prospectus includes the resale of up to 10,000,000 shares of our common stock by PVLLC.  PVLLC will obtain our common stock pursuant to the Equity Purchase Agreement entered into by PVLLC and us, dated January 22, 2018.

Although we are not mandated to sell shares under the Equity Purchase Agreement, the Equity Purchase Agreement gives us the option to sell to PVLLC, up to 10,000,000 shares of our common stock ("Put Shares"), par value $0.001 per share, over the period ending twenty-four months after this registration statement is effective. Based on the 10-day average of our stock price immediately prior to January 22, 2018, the registration statement covers the offer and possible sale of 10,000,000 (100% of the entire investment amount available to us) of our shares at $1.25 per share. For purposes of the information contained above the Company used the 10-day average market price of our common stock immediately prior to February 1, 2018, of $1.25 and applied a discount of 17% for a purchase price of $1.0375 per share.

The purchase price of the common stock will be set at eighty-three percent (83%) of the volume weighted average price ("VWAP") of our common stock during the pricing period. The pricing period will be the ten consecutive trading days immediately after the Put notice date. On the Put date, we are required to deliver shares to PVLLC in an amount (the "Estimated Put Shares") determined by dividing the closing price on the trading day immediately preceding the Put notice date multiplied by 83% and PVLLC is required to simultaneously deliver to us, the investment amount indicated on the Put notice. At the end of the pricing period when the purchase price is established and the number of Put Shares for a particular Put is definitely determined, PVLLC must return to us any excess Put Shares provided as Estimated Put Shares or alternatively, we must deliver to PVLLC any additional Put Shares required to cover the shortfall between the amount of Estimated Put Shares and the amount of Put Shares. At the end of the pricing period we must also return to PVLLC any excess related to the investment amount previously delivered to us.

PVLLC is not permitted to engage in short sales involving our common stock during the commitment period ending May 1, 2020, (or twenty-four months following effect of this registration statement). In accordance with Regulation SHO however, sales of our common stock by PVLLC after delivery of a Put notice of such number of shares reasonably expected to be purchased by PVLLC under a Put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required. PVLLC is not required to purchase the Put Shares unless:

-	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable Put shall have been declared effective.

-	We shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities.

-	We shall have filed with the SEC in a timely manner all reports, notices and other documents required.

We believe that we will be able to meet all of the above obligations mandated in the Equity Purchase Agreement set forth above.

Business Overview and Strategy

Kelvin Medical, Inc. ("THE COMPANY" or the "Company") was incorporated in the State of Nevada on May 5, 2016. William Mandel, who is currently our sole officer, and a director, has been with our Company since May 5, 2016, and manages our operations. Dr. Austin serves as our Chairman of the Board of Directors. Our headquarters are located at Kelvin Medical, LLC 10930 Skyranch Place Nevada City, CA 95959.

Our Mission
To impact global health and well-being through a new generation of medical device and telehealth wearable technologies.
Our Focus on the Future Medical Device and Telehealth Wearables Technologies
Comprised of smart watches, wristbands and monitors, the global wearables market is estimated to be over $30.5 Billion in sales revenue with over 310 million devices sold in 2017.  The industry is projected to continue to grow and expand at approximately 16.7% CAGR over the next 3 to 5 years.  Market growth is driven based on new technology innovations; expanding growth of younger population of users; and on-going adoption and acceptance by current consumers who are relying on wearables to monitor everything from their daily fitness/activity to their daily nutritional habits; as well as their nightly sleep. Coupling the overall global wearable market with the multi-billion dollar physical therapy, corporate wellness, and medical device and telehealth industries, Kelvin Medical has been presented with a meaningful sized market to penetrate. (Lomas, Natasha, 24 August 2017, "Global wearables market to grow 17% in 2017, 310M devices sold, $30.5BN revenue: Gartner." Tech Crunch.com  Accessed )
Kelvin Medical, Inc. is focused on developing and launching next generation medical device and telehealth wearable technologies, both for tracking body function and therapeutic delivery, that positively impact one's health and well-being. Our strategy not only focuses on those seeking to age gracefully and pain free through medical device and telehealth management, but also on the most competitive athlete working to maximize their bodily output.   Our Company intends to leverage artificial intelligence and machine learning combined with the latest advancements in monitoring and therapeutic delivery technologies to decrease the recovery time and improve body performance.  This includes not only collecting vital body data, but processing the data and making specific therapeutic recommendations that are customized to each individual. Kelvin Medical has aspirations to not only provide self-treatment interventions but also insurance reimbursable physical therapy prescriptions.  The Company is pursuing a "wearables ecosystem" product strategy that allows for seamless interactivity among its wearables, as well as customization, personalization of recommendations, and therapeutic based solutions targeting  each individual user.
 Core aspects of Kelvin Medical's Execution Framework to track development include:
1.	Medical device and telehealth wearables
2.	Artificial intelligence engine
3.	Single app connectivity
4.	Facilitation of an industry standard
5.	Intellectual property portfolio
6.	Our business model

Medical Device and Telehealth Wearables
 Kelvin Medical's medical device and telehealth wearables will consist of:
1.	Body performance monitoring for:
a.
Pre-activity – Users will be able to monitor, track, and share current vital stats before any physical activity.  For any past injuries, consumers would be able to monitor how their injured area has recovered.

b.
During activity – Users will be able to track, monitor, share and report how their body is performing real-time during physical activity.   Sensors would track how the body and any injured areas are performing and would provide alerts to allow consumers to alter the intensity of the activities, as well as adjust to a different activity, if needed.

c.
Post-activity – Users will be able to monitor the injured area performance post-workout to ensure that the injured area has fully recovered, and share relevant data with medical professionals, as needed.

d.
Treatment progress and long-term prognosis – Users will be offered the opportunity to track and share their recovery progress based on the treatments they have completed, and receive recommendations on additional treatments.

2.	Therapeutic delivery wearables for target areas:
a.
Kelvin Medical's therapeutic delivery wearables will include "cartridges" that leverage a battery powered source, where cartridges can be inserted into the wearable, heated and activated, and then delivered onto the skin to be absorbed.  Consumers would be able to schedule the times they want the therapy/nutrients delivered, as well as track, monitor and share how they are feeling.

Artificial Intelligence Engine
The Company recognizes the on-going advancements in artificial intelligence and machine learning and intends to fully capitalize on those advancements by incorporating them into its product portfolio.
Kelvin Medical, Inc. is working to develop a robust artificial intelligence and machine learning platform to support its entire suite of medical device and telehealth wearables so the devices can not only capture data, but process and share data to make tailored recommendations that are specific to each user.
Single App Connectivity
The Company intends to connect its medical device and telehealth wearables into a single app, available in both Android and iOS versions, to ensure that users have a centralized database to access current and historical data.  This will provide users with confidence to continue to seek-out Kelvin Medical, Inc. medical device and telehealth wearables for their needs as they can access their historical data not only for review, but for current and future recommendations/ made by other types of Kelvin Medical, Inc. medical device and telehealth wearables.
Intellectual Properties License Agreement
On May 10, 2016, the Company entered into a patent license agreement with Oasis Medical Solutions ("OMS"), a sole proprietorship organized in the State of California controlled by our Board of Directors, ("Licensor") under which the Licensor granted to the Company an exclusive license of the Patent for the building of, and use of, machines incorporating the Patent's technology under certain terms and conditions. OMS is the holder, via assignment from the inventor, William R. Mandel of the U.S. Patent Number: PCT/US11/39860 on "APPARATUS FOR THERAPEUTIC COOLING AND WARMING OF A BODY PORTION OF A HUMAN OR MAMMAL" (the "Patent," "Medical Device") that, among other things, warms and cools portions of the human or mammal body". The Company, through its exclusive license, will bring this innovative technology to market.
The provisional patent was filed on June 11, 2010, under the Patent Cooperation Treaty (PCT), and was granted on December 26, 2017. The patent will expire June 19, 2034. The term of the agreement shall be for 15 years and shall not extend beyond the full term of the patent.
The Company pays a monthly maintenance fee, along with an annual fee to maintain the license; additionally, the Company agreed to pay 6% royalty per machine sold, which leverages this patent. If the product has not reached production within 5 years, the license will be considered null and void with all rights returning to Oasis Medical Solutions. Rights may not be sold or transferred without agreement between OMS and Kelvin.
Kelvin plans to produce and resell our products to health care services companies who specialize in distribution of medical products, pharmacies, and sporting goods stores. The Company plans to produce our production prototype for the Therm-N-Ice arm band in the USA as our initial product launch. The Company does not maintain any inventory currently. Our CEO has spent 6 years, his own funds, as well as his time to develop our working prototype, and has secured a Chinese Patent, as well as a US Patent.
Governmental Approval of Our Product
All medical devices companies need to register with the FDA and pay the registration fee. We will also register and request that Kelvin Medical Inc. has "Small Business Status". This will help to reduce fees in the future. A Small Business is defined by having gross receipts of sales of no more than $100 million for the most recent tax year.
FDA provides guidelines on when to submit a 510(k). A 510(K) is a premarket submission made to FDA to demonstrate that the device to be marketed is at least as safe and effective, that is, substantially equivalent, to a legally marketed device (21 CFR §807.92(a)(3)) that is not subject to premarket approval.
Under FDA guides, the Therm-n-Ice device is 510(k) exempt, falling under these 21CFR listings:
890.5700   Cold Pack
890.5710   Hot Or Cold Disposable Pack
890.5720   Water Circulating Hot Or Cold Pack (II)
890.5730   Moist Heat Pack
890.5740  Powered Heating Pad (II)

Under FDA classifications, the Therm-N-Ice is a Class II device. FDA has 3 classifications, Class I, Class II, and Class III. These classifications are risk based, that is, the risk the device poses to the patient and/or the user is a major factor in the class it is assigned. Class I includes devices with the lowest risk and Class III includes those with the greatest risk.
Some Class I and Class II devices can be exempt. However, although some Class II devices may be exempt from 510(k), they are not exempt from current Good Manufacturing Practices (cGMP). cGMP refers to the "Current Good Manufacturing Practice" regulations enforced by the US Food and Drug Administration (FDA). cGMPs provide for systems that assure proper design, monitoring, and control of manufacturing processes and facilities. Reference to GMP rather than cGMP is the older reference to the same regulations.

cGMP requirements for devices in part 820 (21 CFR part 820) were first authorized by section 520(f) of the Federal Food, Drug, and Cosmetic Act (the Act). Under section 520(f) of the Act, FDA issued a final rule in the Federal Register of July 21, 1978 (43 FR 31 508), prescribing cGMP requirements for medical devices. The requirement for Design Control was included later. These standards are harmonized with the International Organization for Standards (ISO)13485. In the future, if Kelvin Medical Inc. decides to market to the international market, we will be certified to ISO13485 and obtain CE (Conformité Européenne) markings under the guidance of a Notified Body.
cGMP defines the Quality System as required by the FDA. The quality system regulation includes requirements related to the methods used in, and the facilities and controls used for, designing, manufacturing, packaging, labeling, storing, installing, and servicing of medical devices intended for human use. Our president, William Mandel, has many years of experience dealing with the FDA and ISO in regard to medical device approval.
The process duration is in the guidelines and states that 30 days after FDA registration, Kelvin Medical Inc. can commence putting a device into commercial distribution. During those 30 days, the FDA may do a factory inspection.
The FDA approval process for medical devices does not actually exist, because the FDA provides clearance, not approval.
The nature of regulatory oversight is for protecting the public health by assuring the safety, efficacy and security of human and veterinary drugs, biological products, medical devices, our nation's food supply, cosmetics, and products that emit radiation.
The results of noncompliance are the following:
There are different levels of noncompliance. When an audit occurs, the FDA auditor can give a 483 that list observations of noncompliance. These are reviewed and various types of actions can result. The lowest action is simply  to verify that the noncompliance has been corrected upon the next audit, two year later. The next step up in severity is that the FDA verifies company compliance within 30 days of the audit. Being found non-compliant can lead to fines, business lock up, and/or jail time for upper management.
Another possible FDA roadblock is a "Medical Device Report" (MDR). When someone reports an injury caused by a medical device, it is called an MDR. There are strict guidelines, given by the FDA, on what to do and the time frames in which to do it. An internal investigation occurs and appropriate action should take place. If the device is found to be defective, a recall of the device can occur.
Commercial and Retail Markets
None of the data relative to our product was purchased or commissioned.
We hope to realize our full plan of operations by raising money through the sale of our securities, as contemplated within this Offering. We believe that if we are able to raise the full amount of funds contemplated herein, we would be able to launch our Company properly by producing our initial quantity of devices and reselling them through our proposed channels.
Kelvin Medical, Inc. is preparing to establish both commercial and retail markets with a national distribution channel. The target channels for commercial healthcare distribution are through organizations that are established for product distribution to consumer locations. Kelvin Medical will also market the product through retail distributors for consumer markets, as well as provide joint advertising support for direct distribution to sports medicine, physical therapy and general consumer medical device advertising channels, such as journals, local advertising newspaper inserts.
Opportunity
Comprised of smart watches, wristbands and monitors, the global wearables market is estimated to be over $30.5 Billion in sales revenue with over 310 million devices sold in 2017.  The industry is projected to continue to grow and expand at approximately 16.7% CAGR over the next 3 to 5 years.  Market growth is driven based on new technology innovations, expanding growth of a younger population of users, and on-going adoption and acceptance by current consumers who are relying on wearables to monitor everything from their daily fitness/activity to their daily nutritional habits to their nightly sleep. (Lomas, Natasha, 24 August 2017, "Global wearables market to grow 17% in 2017, 310M devices sold, $30.5BN revenue: Gartner." Tech Crunch.com  Accessed )
Additionally, critical care statistics show there are 420,870 cases of sprains, strains, or tears were the leading injury or illness in private industry and state and local government in the U.S. in 2014. "Type of injury or illness and body parts affected by non fatal injuries and illnesses in 2014." (BLS.gov., 02 Dec 2015 Published. Web. 28 April 2016 Accessed.)
In the U.S., about 30 million children and teens participate in some form of organized sports, and more than 3.5 million injuries occur each year, which cause some loss of participation time. Almost one-third of all injuries incurred in childhood are sports-related injuries. The most common injuries are sprains and strains. More than 775,000 children, ages 14 and younger, are treated in hospital emergency rooms for sports-related injuries each year in the US. Most of the injuries occurred as a result of falls, being struck by an object, collisions, and over exertion during unorganized or informal sports activities. ("Sports Injury Statistics" Stanford Childrens.org. Stanford Children's Health, 2016 Published. Web. 28 April 2016 Accessed.)
Professional athletes were among five occupations that had more than 1,000 injuries per 10,000 workers. Athletes and sports competitors suffer more than 2,000 injuries per 10,000 workers, according to the Bureau of Labor Statistics. (Fizgerald, Tim "Professional Athletes" Consumer Healthday.com. 20 Jan. 2016 Published. Web. 28 April 2016 Accessed.)
Coupling the overall global wearable market with the multi-billion-dollar medical treatment and physical therapy, corporate wellness, and medical device and telehealth industries, Kelvin Medical has been presented with a meaningful sized market to penetrate.

Industry Overview
The use of Hot and Cold Therapy, sometimes referred to as Contrast Therapy, can be placed in three different categories: Critical Care, Long-Term Acute Care, and Chronic Care.
Critical Care refers to the treatment of a trauma at the onset of an injury. The recommendation is to use the R.I.C.E. method at this time. R.I.C.E. stands for Rest, Ice, Compression and Elevation.
Long-Term Acute Care refers to the time frame between the 72-hour period to full recovery. Two types of intervention are typically suggested for this period of time, either warmth only or alternating warm and cold therapy.
The industry's leaders include Thermacare, Ace, Kaz Softheat, Bed Buddy, Thera Med, Cryo Max, Kaz Smart Heat, Well Patch, and Thermipaq. On Statistic.com the annual sales of the leading over the counter pain relief products in the United States in July 2014 showed Thermacare, one of the industry's leaders, had $58.6 million in U.S. sales of its hot/cold packs. Thermacare in 2008 showed sales of $51.6 million, showing a gain of $7 million in sales in the intervening 6 years. Although the industry's leaders as a whole do not have an up to date statistic less than two years old, Statistic.com did report in 2007/2008 the combined sales of 9 industry leaders, as $146.7 million, indicating an impressive market size.
Current Operations
Since inception, our operations have primarily consisted of the organization of our business, the development of our business plan, software development planning, and research and development. Our business plan includes a three-phase plan that details the steps we intend to take to produce, launch and market our product. Currently we are still in Phase 1 of our plan which includes the following:
•	formation of our Company;
•	completion of our business plan;
•	procurement of funding
•	development of our Beta software platform; and
•	development of Prototypes in our wearable medical device and telehealth product line

We are working through all aspects of this early phase in our Company's development, including the securing of funding. Operations and expenditures have included the incorporation of Kelvin Medical, Inc. under the laws of the State of Nevada, and the formation of an extensive business plan in which we have mapped out all of the initial products that we will eventually plan to offer to our clients. This, first phase will culminate with the completion of this Offering and development of our Beta software platform and Prototypes in our wearable medical device and telehealth product line. The second phase of our roll-out involves the commercialization of our first generation of devices, the software platform on which they will operate, and securing initial distribution partners from pharmacies, sporting goods stores, and healthcare services companies who specialize in distribution of medical products. The follow-on phases will include scaling the Company to meet and support large-scale demand of our product set in all aspects required. Beyond this Offering, if we do not raise additional funding, we may not be able to execute the full-extent of our long-term business plan.

Business Model Strategy
The Company's business model is three-fold:
1.	Single purchase of medical device and telehealth wearables on a user direct basis.
2.	Subscription business based model where users would be able to sign-up and receive cartridges delivered to them on a recurring basis.
3.
Insurance reimbursable medical device and telehealth prescription delivery to therapeutic providers. Kelvin Medical is pursuing becoming an early participant in physical therapy medical device and telehealth by working to offer insurance reimbursable real-time distance monitored treatments.

Marketing
Initial, we plan to market our product through the established marketing channels of pharmacies, sporting goods stores, and health care services companies who specialize in distribution of pharmaceuticals and medical products. We plan to contract with one doctor who has connections to health care services companies and pharmaceutical companies to introduce our product and create our initial sales. Our CEO has experience in the medical device field, and believes that direct marketing of our product to consumers would not have the potential for sales that it would have being sold through established service companies.
Competition

Our current direct competitors are the manufacturers of Wearable Fitness Tracking Devices, Ice packs, Heat packs, and Gel packs. Our Company will compete for the sales of wearable fitness tracking devices, ice packs, heat packs and gel packs with many companies that have had a longer history of sales and greater name recognition to potential customers. We expect to compete with these other companies on the basis of providing a robust medical device and telehealth solution that will reduce the burden of the tasks of applying wearable therapeutic treatment, for specific time periods and allow people to remain mobile rather than pausing life activities in order to obtain repetitive therapy. Our principal competitors include Google, Apple, FitBit, Thermacare, Ace, Curad, Sunbeam, Thermipaq all of which offer online products and/or have distribution through medical companies similar to our proposed product offering.

 Corporate Information

Our principal executive offices are located at 10930 Skyranch Place, Nevada City California 92959. Our telephone number is (530) 388-8706. Our website address is http://www.kelvinmedical.com. The information on, or that can be accessed through, our website is not part of this prospectus.

Summary of the Offering

Shares currently outstanding:	67,097,500 common shares
Shares being offered:
The selling stockholders identified in this prospectus may offer and sell up to 10,000,000 shares of our common stock to be sold by PVLLC pursuant to the Equity Purchase Agreement, and an additional 3,000,000 shares held by selling stockholder, Mr. Gannon Giguiere. If issued presently, the 10,000,000 shares of common stock registered for resale by PVLLC would represent approximately 15% of our existing issued and outstanding shares of common stock, which totals 67,097,500, as of February 1, 2018, and the 3,000,00 shares held by Mr. Giguiere represents 4.47% of the current issued and outstanding shares.  Further on a fully diluted basis the 10,000,000 shares represent 13% of the issued share capital and the 3,000,000 shares represent 3.89% of the issued shares. Gannon Giguiere is the Managing Member of Phenix Ventures, LLC.  Mr. Giguiere will not hold more than 9.99% of the issued and outstanding shares of our Common Stock at any time, either individually, or through PVLLC.

Offering Price per share:
The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices

Use of Proceeds:
We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. However, we will receive proceeds from our initial sale of shares to PVLLC pursuant to the Equity Purchase Agreement. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses applicable to the sale of their shares.

OTC Markets Symbol:	KVMD
Risk Factors:	See "Risk Factors" beginning on page 13 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Summary of Financial Data

The following information represents selected audited and unaudited financial information for Kelvin Medical, Inc. for the years ended June 30, 2017 and 2016 and the interim six month periods ended December 31, 2017 and 2016. The summarized financial information presented below is derived from and should be read in conjunction with our audited and unaudited financial statements, including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 30 of this prospectus.

Three and six months ended December 31, 2017 and 2016:

Statement of Operations Data	Three months ended December 31, 2017	Three months ended December 31, 2016	Six months ended December 31, 2017	Six months ended December 31, 2016
Revenue	$-	$-	$-	$-
Operating expenses	18,860	4,750	37,140	9,530
Other expenses	-	-	-	-
Income (Loss) Before Income Taxes	$(18,860)	$(4,750)	$(37,140)	$(9,530)

Balance Sheet Data	At December 31, 2017	At June 30, 2017
Current Assets	$87,100	$20,280
Current Liabilities	$42,928	$28,968
Working Capital (Deficit)	$44,172	$(8,688)

Fiscal year ended June 30, 2017 and 2016

	Year Ended June 30, 2017	Year Ended June 30, 2016
Statement of Operations Data
Revenue	$-	$-
Operating expenses	(87,181)	(63,457)
Other expenses	-	-
Income (Loss) Before Income Taxes	$(87,181)	$(63,457)

	Year Ended June 30, 2017	Year Ended June 30, 2016
Balance Sheet Data
Current Assets	$20,280	$61,076
Total Assets	20,280	$61,076
Total Liabilities	28,968	4,533
Total Stockholders' Equity (Deficit)	$(8,688)	$56,543

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

An investment in our common stock involves a number of very significant risks. You should carefully consider the information set out under "Risk Factors" and other information in this prospectus before purchasing shares of our common stock. The risks we face include the following:

•	general economic and business conditions;
•	substantial doubt about our ability to continue as a going concern;
•	we may need to raise additional funds in the future which may not be available on acceptable terms or at all
•	if we are unable to successfully recruit and retain qualified personnel, we may not be able to continue our operations;
•	we may not be able to successfully implement our business plan;
•	if we are unable to successfully acquire, develop or commercialize new products, our operating results will suffer;
•	our expenditures may not result in commercially successful products; and
•	third parties may claim that we infringe their proprietary rights and may prevent us from manufacturing and selling some of our products.

DILUTION

The table below reflects the potential dilution to our existing shareholders if all of the shares registered in this Registration Statement were sold as at January 22, 2018, using market prices in effect as at that date.  In the event put notices exceed the shares we presently have authorized, the Company will increase the authorized shares in order to accommodate the equity line.

	Existing shares Outstanding	Investment amount	Potential shares issued	Price paid	Fully diluted shares outstanding	Ownership % as a percentage of current issued and outstanding shares (3)	Ownership % Fully diluted basis(4)
Existing Shareholders (1)	67,097,500				77,097,500

PHENIX VENTURES, LLC (2)	0	$10,375,000	10,000,000	$1.0375	10,000,000	14.9%	12.97%

 Notes:
(1)
Existing shareholders hold a total of 67,097,500 shares of our common stock.  Included in this amount are 3,000,000 million shares issued to Mr. Gannon Giguiere, a selling stockholder under this Form S-1 Registration Statement.  The 3,000,000 shares held by Mr. Giguiere represent 4.47% of the current issued and outstanding shares and 3.89% of the total issued shares on a fully diluted basis.  Mr. Giguiere was issued the shares via a Stock Purchase Agreement Mr. Giguiere entered into with the Company.

(2)
Phenix Ventures LLC entered into an Equity Purchase Agreement with the Company whereunder they may purchase up to10,000,000 shares of the Company's common stock based on a 17% discount. Our common stock to be issued under the PVLLC Equity Purchase Agreement will be purchased at a seventeen percent (17%) discount of the VWAP during the ten trading days immediately following our notice to PVLLC of our election to exercise our "Put" right. For purposes of the information contained above the Company used the 10-day average market price of our common stock immediately prior to January 22, 2018 of $1.25, and applied a discount of 17% for a purchase price of $1.0375 per share.

(3)
For purposes of the calculation contained herein the Company is reflecting the number of new shares issued to each shareholder as a percentage of current issued and outstanding shares totaling 67,097,500;

(4)
For purposes of the calculation contained herein the Company is reflecting the number of new shares issued to each shareholder as a percentage of the fully diluted issued and outstanding shares totaling 77,097,500.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this prospectus entitled "Information Regarding Forward Looking Statements." The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our proposed products and product offerings could fail to attract or retain customers or generate revenue.
Because we are an emerging growth company, we are exploring the development and roll out of our marketing strategy. In addition, our potential customers may not respond favorably to our products once launched. If products we introduce fail to engage customers and initiate a change in behavior to use our device instead of other cold/heat applications, we may fail to acquire or retain enough customers to justify our investment, and our business may be materially and adversely affected.
Our business is highly competitive. Competition presents an ongoing threat to the success of our business.
Our direct competitors are the manufacturers of Ice packs, Heat packs, and Gel packs. Our Company will compete for the sales of ice packs, heat packs and gel packs with many companies that have had a longer history of sales and greater name recognition to potential customers. We expect to compete with these other companies on the basis of providing a simple solution that will reduce the burden of the tasks of applying hot and cold, for specific time periods and allow people to remain mobile rather than pausing life activities in order to obtain repetitive therapy. Our principal competitors include Google, Apple, FitBit, Thermacare, Ace, Curad, Sunbeam, Thermipaq all of which offer online products and/or have distribution through medical companies similar to our proposed product offering.
We anticipate that most, if not all, of our competitors will have greater business name and access to greater amounts of capital and established relationships with a larger base of current and potential customers. Because of their size and bargaining power, our competitors may be able to maintain their customers due to loyalty and comfort vs. change their behavior and be motivated to purchase a different product, at a higher price point.
We cannot assure you that we will be able to manage the growth of our Company effectively.
We plan to experience growth in demand for our products once we are able to successfully produce and subsequently market our products via health care services companies who specialize in distribution of pharmaceuticals and medical products, in pharmacies, with pharmaceutical representatives and in sporting goods stores. Once our product has been manufactured we will need a warehouse to store, and operate as a fulfillment center and product fulfillment, employees and an accountant. We expect our growth to continue for the foreseeable future. The growth and expansion of our business and product offerings could place significant demands on our management and our operational and financial resources. We will need to manage multiple relations with various health care services companies, the manufacturer, and employees. To effectively manage our growth, we will need to continually implement operational plans and strategies, improve and expand our infrastructure, and train and manage our employee base.

Key management personnel may leave the Company, which could adversely affect the ability of the Company to continue operations.
The Company is dependent on the efforts of our CEO and President because of the time and effort that he devotes to the Company. In the crucial role of Engineering Manager and Product Development, the loss of him, or other key personnel in the future, could have a material adverse effect on our business, financial condition and results of operations. The Company does not maintain "key person" life insurance on its officers, directors or key employees. Our success will depend on the performance of Mr. Mandel and our ability to attract and motivate other key personnel.
Our proposed products and product offerings could fail to attract or retain customers or generate revenue.
Because we are an emerging growth company, we are exploring the development and roll out of our marketing strategy. In addition, our potential customers may not respond favorably to our products once launched. If products we introduce fail to engage customers and initiate a change in behavior to use our device instead of other cold/heat applications, we may fail to acquire or retain enough customers to justify our investment, and our business may be materially and adversely affected.
Government regulation of the medical device, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.
The FDA regulates medical class companies and medical devices.
Failure to comply with federal and state privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.
A variety of federal and state laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal and state legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. We will post privacy policies and practices concerning the collection, use and disclosure of customer information. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal or state privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of customers or merchants and adversely affect our business.
We will be subject to payments-related risks.
We plan to accept payments via wire from the resellers of our product. We will pay bank and other fees, which may increase over time and raise our operating costs and lower profitability. We will rely on the bank system to timely deliver the wire credit to our account, and it could disrupt our business if these bank's systems fail or are delayed.
RISKS RELATED TO OUR FINANCIAL RESULTS

We have incurred losses since our inception, have yet to achieve profitable operations and anticipate that we will continue to incur losses for the foreseeable future.

For the fiscal years ended June 30, 2017 and 2016 we incurred an operating loss of $87,181 and $63,457 respectively. We continued to incur losses during the six month period ended December 31, 2017. At December 31, 2017 we had an accumulated deficit of $187,778. We have not yet generated revenue from our key business operations and expect to continue to incur losses until such time as our business plan is fully implemented. There is no assurance we will be able to derive revenues from the development of our social communications business to successfully achieve positive cash flow or that our social communications business will be successful. If we achieve profitability, we may be unable to sustain or increase profits on a quarterly or annual basis.

We believe that long-term profitability and growth will depend on our ability to:

•	develop and produce a large inventory of our product; or
•	increase our product line of wearables or
•	engage in any alternative business

Inability to successfully execute on any of the above, among other factors, could have a material adverse effect on our business, financial results or operations.

Because we have a limited operating history, have yet to attain profitable operations and will need additional financing to fund our businesses, there is doubt about our ability to continue as a going concern.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We have accumulated a loss to date and have relied on raising funds through private placements and from loans from officers and directors. During fiscal 2017, we raised $111,950 from the sale of Shares to private investors.

As of December 31, 2017, we had an accumulated deficit of $-------187,778 and have not yet commenced generating revenue. The future of our Company is dependent upon our ability to obtain financing, upon the future success of our business and upon our ability to achieve profitable operations. Our independent registered accounting firm issued a report in connection with their June 30, 2017 and 2016, audits that included an explanatory paragraph referring to our recurring net losses and accumulated deficit and expressing substantial doubt in our ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event we cannot continue in existence.

If we engage in acquisition or expansion activities, we may require additional financing to fund our operations. We will seek such additional funds through private placements of our equity or debt securities or through loans from financial institutions, our officers and directors or our stockholders. There can be no assurance that we will be able to raise additional funds, if needed, on terms acceptable to us. If we do not obtain additional financing, when required, our planned business may fail.

Obtaining additional financing is subject to a number of factors, including investor acceptance of the value of our Therm-N-Ice product. These factors may adversely affect the timing, amount, terms, or conditions of any financing that we may obtain or make any additional financing unavailable to us.

To date, our sources of cash have been primarily limited to the sale of our equity securities and loans from executive officers and directors. We cannot be certain that additional funding via this means will be available on acceptable terms, if at all. To the extent that we are able to raise additional funds by issuing equity securities, our existing stockholders may experience significant dilution. Any debt financing that we may secure, if available, may involve restrictive covenants that impact our ability to conduct our business. If we are unable to raise additional capital, when required, or on acceptable terms, we may have to delay or scale back significantly or discontinue our planned business projects. Inability to obtain these or other sources of capital could have a material adverse effect on our business, financial results or operations.

RISKS RELATED TO OUR MANAGEMENT AND CORPORATE GOVERNANCE

We have no independent directors, which poses a significant risk for us from a corporate governance perspective.

Our sole officer, William Mandel, also serves as one of our two directors. Margaret Austin, serves as our other director. Our directors and executive officers are required to make interested party decisions, such as the approval of related party transactions, their level of compensation, and oversight of our accounting function. Our directors and executive officers also exercise control over all matters requiring stockholder approval, including the nomination of directors and the approval of significant corporate transactions. We have chosen not to implement various corporate governance measures, the absence of which may cause stockholders to have more limited protections against transactions implemented by our board of directors, conflicts of interest and similar matters. Stockholders should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

We may find it difficult to attract senior management in the absence of Directors and Officers Insurance.

We do not presently maintain Directors and Officers Insurance. This may deter or preclude persons from joining our management or cause them to demand additional compensation to join our management.

We will need to increase our size, and may experience difficulties in managing growth.

We are a smaller reporting company and hope to experience a period of expansion in headcount, facilities, infrastructure and overhead to develop and manufacture our product. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional independent contractors and managers. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively. Inability to manage future growth could have a material adverse effect on our business, financial results or operations.

RISKS RELATED TO OUR MEDICAL DEVICE BUSINESS

Our medical device business is a startup business. No assurance can be given that we can successfully achieve demand for our products and services and achieve profitability.

There is no certainty that our products and services will achieve market acceptance or that we will achieve profitability. Commercial relationships have to be developed with other market participants to deliver our products and services to market which cannot be guaranteed to be consummated in a timely fashion, if at all.

Our business may suffer if we are unable to attract or retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management, as well as other personnel. We have a small management team, and the loss of a key individual or our inability to attract suitably qualified replacements or additional staff could adversely affect our business. Our success also depends on the ability of management to form and maintain key commercial relationships within the market place. No assurance can be given that key personnel will continue their association or employment with us or that replacement personnel with comparable skills will be found. If we are unable to attract and retain key personnel and additional employees, our business may be adversely affected.

We are operating in a highly competitive market.

The development and marketing of a medical device business is extremely competitive. In many cases, we will compete with businesses that currently produce and sell similar medical devices. Competitors range from start-up companies to established companies, most of which have substantially greater financial, technical, marketing and human resource capabilities than we have, as well as established positions in markets and name brand recognition.

The development of our business is uncertain.

Our development efforts are subject to unanticipated delays, expenses or technical or other problems, as well as the possible insufficiency of funding to complete development. Our success will depend, in part, upon our products, services and technologies meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. All of our proposed products, services and technologies may never be successfully developed, and even if developed, they may not satisfactorily perform the functions for which they are designed. Additionally, these products and services may not meet applicable price or performance objectives. Unanticipated technical or other problems may accrue which would result in increased costs or material delays in their development or commercialization.

We may be subject to third-party claims that we require additional patents for our products and we could face costly litigation, which could cause us to pay substantial damages and limit our ability to sell some or all of our products.

Our industry is characterized by a large number of patents, claims of which appear to overlap in many cases. As a result, there is a significant amount of uncertainty regarding the extent of patent protection and infringement. Companies may have pending patent applications (which can be confidential for up to the first eighteen months following filing) that cover technologies we incorporate in our products. Our product is based on complex, rapidly developing technologies. Products could be developed without knowledge of previously filed patent applications that mature into patents that cover some aspect of these technologies. In addition, our belief that our product does not infringe the technology covered by valid and enforceable patents could be successfully challenged by third parties. As a result, we may be subjected to substantial damages for past infringement or be required to modify our product or stop selling it if it is ultimately determined that our product infringes a third party's proprietary rights. Due to these factors, there remains a constant risk of intellectual property litigation affecting our business. To avoid or settle legal claims, it may be necessary or desirable in the future to obtain future patents or licenses relating to one or more products or services or relating to current or future technologies, and we cannot be assured that we will be able to obtain these patents or licenses or other rights on commercially reasonable terms.

The cost of litigation and the amount of management time associated with infringement cases is significant. Should an infringement case be filed against us, there can be no assurance that these matters would be resolved favorably; that we would continue to be able to research, develop or sell the product in question or other products as a result; or that any legal costs associated with defending such claims or any monetary or other damages assessed against us would not have a material adverse effect on us. Even a successful outcome may take years to achieve and the costs associated with such litigation, in terms of dollars spent and diversion of management time and resources, could seriously harm our business. Moreover, if a third party claims an intellectual property right to technology that we use, we may be forced to discontinue the use of our platforms as they are currently used, an important research and development program, product, or product line, alter our platforms, products, and processes, pay license fees, pay damages for past infringement or cease certain activities.

If we fail to maintain and protect our intellectual property rights, our competitors could use our technology to develop competing products and our business will suffer.

Our competitive success will be affected in part by our ability to obtain and maintain patent protection for our inventions, technologies and discoveries, including our intellectual property that includes technologies that we may license. Our ability to do so will depend on, among other things, complex legal and factual questions. We cannot assure you that our patents will successfully preclude others from using our technology. Our pending patent applications may lack priority over others' applications or may not result in the issuance of additional patents. Even if issued, our patents may not be sufficiently broad to provide protection against competitors with similar technologies and may be challenged, invalidated or circumvented.

In addition to patents, we rely and will rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements, licenses and other contractual provisions and technical measures to maintain and develop our competitive position with respect to intellectual property. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. For example, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property and we may not have adequate remedies for the breach. Our trade secrets could become known through other unforeseen means.

Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative application technologies or products that are competitive with, equal or superior to our technology. Our competitors may also develop similar products without infringing on any of our owned intellectual property rights or design around our proprietary technologies. Furthermore, any efforts to enforce our intellectual property rights could result in disputes and legal proceedings that could be costly and divert attention from our business.

RISKS RELATING TO OUR COMMON STOCK

We may need additional capital that will dilute the ownership interest of investors.

We may require additional capital to fund our future business operations. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock, who may experience dilution of their ownership interest of our common stock. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. The issuance of additional common Stock by our board of directors may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

Our Selling Shareholders are controlled by the same person.

Gannon Giguiere is the Managing Member of Phenix Ventures, LLC ("Phenix"), and was issued 3,000,000 shares of our Common Stock pursuant to a Share Purchase Agreement, dated November 26, 2017, wherein Mr. Giguiere purchased 3,000,000 shares of common stock from the Company, at a price of $0.03 per share. Mr. Giguiere will not hold more than 9.99% of the issued and outstanding shares of our Common Stock at any time.

Our officers and directors collectively own a substantial portion of our outstanding common stock, and as long as they do, they may be able to control the outcome of stockholder voting.

 Our officers and directors, and those owning more that 5% of the issued and outstanding shares, are collectively the beneficial owners of approximately 89.42% of the outstanding shares of our common stock as of the date of this prospectus. Accordingly, our officers and directors, individually and as a group, may be able to control us and direct our affairs and business, including any determination with respect to a change in control, future issuances of common stock or other securities, declaration of dividends on the common stock and the election of directors.

 We have the ability to issue additional shares of our common stock and shares of preferred stock without asking for stockholder approval, which could cause your investment to be diluted.

Our Articles of Incorporation authorizes the Board of Directors to issue up to 100,000,000 shares of common stock. The power of the Board of Directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of common stock or preferred stock is generally not subject to stockholder approval. Accordingly, any additional issuance of our common stock, or in the event they designate a class of preferred stock, that may be convertible into common stock, may have the effect of diluting your investment.

Our shares qualify as a penny stock. As such, we are subject to the risks associated with "penny stocks". Regulations relating to "penny stocks" limit the ability of our stockholders to sell their shares and, as a result, our stockholders may have to hold their shares indefinitely.

Our common stock is deemed to be "penny stock" as that term is defined in Regulation Section 240.3a51-1 of the Securities and Exchange Commission. Penny stocks are stocks: (a) with a price of less than $5.00 per share; (b) that are not traded on a "recognized" national exchange; (c) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ - where listed stocks must still meet requirement (a) above); or (d) in issuers with net tangible assets of less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average revenues of less than $6,000,000 for the last three years.

Section 15(g) of the United States Securities Exchange Act of 1934 and Regulation 240.15g(c)2 of the Securities and Exchange Commission require broker dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our Common Stock are urged to obtain and read such disclosure carefully before purchasing any common shares that are deemed to be "penny stock".

Moreover, Regulation 240.15g-9 of the Securities and Exchange Commission requires broker dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker dealer to: (a) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (b) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (c) provide the investor with a written statement setting forth the basis on which the broker dealer made the determination in (ii) above; and (d) receive a signed and dated copy of such statement from the investor confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in our common stock to resell their shares to third parties or to otherwise dispose of them. Holders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, dated April 17, 1991, the market for penny stocks suffers from patterns of fraud and abuse. Such patterns include:

(i)	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

(ii)	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

(iii)	boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;

(iv)	excessive and undisclosed bid-ask differential and mark-ups by selling broker-dealers; and

(v)
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

RISKS RELATED TO THE OFFERING

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the PVLLC Equity Purchase Agreement.

The sale of our common stock to PVLLC in accordance with the Equity Purchase Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our Put options, the more shares of our common stock we will have to issue to PVLLC in order to exercise a Put under the Equity Purchase Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the PVLLC Equity Purchase Agreement may have a significant dilutive effect.

 We may issue up to 10,000,000 shares pursuant to the PVLLC Equity Purchase Agreement, which could have a significant dilutive effect upon our existing shareholders.

Dilution is based upon the effect of the amount of common stock Put to PVLLC and the amount of common stock issued and outstanding. The example below shows the dilutive effect to our current shareholders based on Puts of; (a) 25% of the 10,000,000 Shares to Phenix; (b) 50% of the 10,000,000 Shares; (c) 75% of the 10,000,000 Shares; and (d) 100% of the Maximum Commitment 10,000,000 Shares.

Shares Outstanding prior to any Put Notice (1)(3)	Shares Issued as a result of Put notice	Percent of Outstanding Shares acquired by Phenix on issuance of Put Notice (1)	Percentage of Outstanding Shares held by Phenix immediately following Put Notice(2)
67,097,500	2,500,000	3.73%	3.59%

67,097,500	5,000,000	7.45%	6.94%

67,097,500	7,500,000	11.18%	10.05%

67,097,500	10,000,000	14.90%	12.97%

(1)	Based on 67,097,500 shares outstanding as of February 1, 2018.
(2)	Based on 67,097,500 shares outstanding as of February 1, 2018, and including shares issued as a result of Put Notice
(3)
This table is not cumulative and assumes the addition of shares issued on receipt of a put notice are added to the number of shares issued and outstanding as of February 1, 2018, and as a stand alone put notice.

PVLLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the PVLLC Equity Purchase Agreement will be purchased at a seventeen percent (17%) discount of the VWAP during the ten trading days immediately following our notice to PVLLC of our election to exercise our "Put" right.

PVLLC has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If PVLLC sells our shares, the price of our common stock may decrease. If our stock price decreases, PVLLC may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Equity Purchase Agreement may cause the price of our common stock to decline.

PVLLC may not have sufficient capital to meet our Put notices.

PVLLC may not have sufficient capital to meet our requests. Additionally, PVLLC may enter into similar arrangements with different companies and if so, the amount of available funds may be significantly less than we anticipate.

We are registering an aggregate of 10,000,000 shares of common stock to be issued under the PVLLC Equity Purchase Agreement. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 10,000,000 shares of common stock under the registration statement of which this prospectus forms pursuant to the PVLLC Equity Purchase Agreement. The sale of these shares into the public market by PVLLC could depress the market price of our common stock.  As of February 1, 2018, there were 67,097,500 shares of our common stock issued and outstanding.

We are registering an aggregate of 3,000,000 shares of common stock held by a Shareholder. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 3,000,000 shares of common stock under the registration statement of which this prospectus forms pursuant to a Stock Purchase Agreement entered into with the Shareholder.  The sale of these shares into the public market by the Shareholder could depress the market price of our common stock.

Unless we maintain an active trading market for our securities, investors may not be able to sell their shares.

We are a reporting company and our common shares are quoted on the OTC Market (OTC.Pink Tier) under the symbol "KVMD". However, a trading market may not be maintained. Failure to maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your common stock or any attempted sale of such common stock may have the effect of lowering the market price and therefore your investment could be a partial or complete loss.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to):

•	the trading volume of our shares;

•	the number of securities analysts, market-makers and brokers following our common stock;

•	new products or services introduced or announced by us or our competitors;

•	actual or anticipated variations in quarterly operating results;

•	conditions or trends in our business industries;

•	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	sales of our common stock and

•	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

Investors may have difficulty reselling shares of our common stock, either at or above the price they paid for our stock, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company's securities. Although there is no such litigation currently pending or threatened against us, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management's attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Market (OTC Pink tier) and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to potential manipulation by market-makers, short-sellers and option traders.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. Forward-looking statements made in this prospectus include statements about:

•	market acceptance of our products;

•	our dependence on our intellectual property and our ability to protect our proprietary rights and operate our business without conflicting with the rights of others;

•	our marketing plan;

•	our expectations and estimates concerning our future operating and financial performance;

•	our ability to recruit and retain key personnel;

•	our ability to enter into collaboration agreements with third parties;

•	the impact of competition, regulatory requirements and technological change on our business; and

•	our expectation that we will be able to raise capital when we need it.

These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" and the risks set out below, any of which may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks include, by way of example and not in limitation:

•	general economic and business conditions;

•	substantial doubt about our ability to continue as a going concern;

•	we may need to raise additional funds in the future which may not be available on acceptable terms or at all;

•	if we are unable to successfully recruit and retain qualified personnel, we may not be able to continue our operation;

•	we may not be able to successfully implement our business plan;

•	if we are unable to successfully acquire, develop or commercialize new products, our operating results will suffer;

•	our expenditures may not result in commercially successful products;

•	third parties may claim that we infringe their proprietary rights and may prevent us from manufacturing and selling some of our products; and

•	other factors discussed under the section entitled "Risk Factors".

These risks may cause our company's or our industry's actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. All proceeds from the sale of such shares will be for the account of the selling stockholders. We will pay for expenses of this offering, except that the selling stockholder will pay any broker discounts or commissions or equivalent expenses applicable to the sale of their shares.  We will receive proceeds from the purchase of Shares by PVLLC and pursuant to the Equity Purchase Agreement.

SELLING STOCKHOLDERS

The selling stockholders identified in this prospectus may offer and sell up to 10,000,000 shares of our common stock to be sold by PVLLC pursuant to the Equity Purchase Agreement, and 3,000,000 shares of our common stock issued pursuant to a Stock Purchase Agreement entered into with the Shareholder. The 3,000,000 shares have been issued and presently represent 4.47% of our issued and outstanding share capital. If issued presently, the 10,000,000 shares of common stock registered for resale by PVLLC would represent approximately 14.9% of the issued and outstanding shares of common stock as of February 1, 2018, including the issuance of the shares to PVLLC.

We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column "Shares of Common Stock Being Offered" in the table below.

None of the selling stockholders are broker-dealers or affiliates of broker-dealers. PVLLC will be deemed to be an underwriter within the meaning of the Securities Act. Certain other selling stockholders may also be deemed to be underwriters. Any profits realized by such selling stockholders may be deemed to be underwriting commissions.

Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled "Plan of Distribution" in this prospectus.

The manner in which the selling stockholders acquired or will acquire shares of our common stock is discussed below under "The Offering."

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder's account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days of February 1, 2018, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 67,097,500 shares of our common stock outstanding as of February 1, 2018.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder's name, subject to community property laws, where applicable, and (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Owned by the Selling Stockholders	Shares of Common Stock	Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	before the Offering(1)	Being Offered	# of Shares(2)	% of Class(2)

PHENIX VENTURES, LLC (3)	10,000,000	10,000,000	0	0

GANNON GIGUIERE (4)	3,000,000	3,000,000	0	0

Notes:
(1)
Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)
Because the selling stockholders may offer and sell all or only some portion of the 10,000,000 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that any of the selling stockholders will hold upon termination of the offering.

(3)	Once issued, Gannon Giguiere, Managing Member of PVLLC, LLC, will have the same voting and dispositive powers as other Common Stock holders have, with respect to the shares of the Common Stock issued.

(4)
Pursuant to the Share Purchase Agreement entered into with Mr. Gannon Giguiere, Shares were issued to Gannon Giguiere, and those shares have the same voting and dispositive powers as other Common Stock holders have, with respect to the shares of the Common Stock issued.

Gannon Giguiere is the Managing Member of Phenix Ventures, LLC. Mr. Giguiere will not hold more than 9.99% of the issued and outstanding shares of our Common Stock at any time.

THE OFFERING

On January 22, 2018, we entered into an Equity Purchase Agreement (the "Equity Purchase Agreement") with PHENIX VENTURES, LLC ("PVLLC"). Although we are not mandated to sell shares under the Equity Purchase Agreement, the Equity Purchase Agreement gives us the option to sell to PVLLC, up to 10,000,000 shares of our common stock over the period ending May 1, 2020 (or 24 months from the date this Registration Statement is effective).

The purchase price of the common stock will be set at eighty-three percent (83%) of the volume weighted average price ("VWAP") of the common stock during the pricing period. The pricing period will be the ten consecutive trading days immediately after the Put Notice date. In addition, there is an ownership limit for PVLLC of 9.99%.

On the Put Notice date, we are required to deliver Put shares to PVLLC in an amount (the "Estimated Put Shares") determined by dividing the closing price on the trading day immediately preceding the Put Notice date multiplied by 83% and PVLLC is required to simultaneously deliver to us, the investment amount indicated on the Put Notice. At the end of the pricing period when the purchase price is established and the number of Put Shares for a particular Put is definitely determined, PVLLC must return to us for cancellation any excess Put Shares provided as Estimated Put Shares or alternatively, we must deliver to PVLLC any additional Put Shares required to cover the shortfall between the amount of Estimated Put Shares and the amount of Put Shares. At the end of the pricing period, we must also return to PVLLC any excess related to the investment amount previously delivered to us.

PVLLC is not permitted to engage in short sales involving our common stock during the commitment period ending May 1, 2020. In accordance with Regulation SHO however, sales of our common stock by PVLLC after delivery of a Put Notice of such number of shares reasonably expected to be purchased by PVLLC under a Put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required. PVLLC is not required to purchase the Put Shares unless:

•	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable put shall have been declared effective.

•	We shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities.

•	We shall have filed with the SEC in a timely manner all reports, notices and other documents required.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by PVLLC. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in our stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit.

Neither the Equity Purchase Agreement nor any rights of ours, or PVLLC's, thereunder may be assigned to any other person.

PLAN OF DISTRIBUTION

Each of the selling stockholders named above and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

PVLLC is an underwriter within the meaning of the Securities Act of 1933 and other selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock of our company. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We estimate that the expenses of the offering to be borne by us will be approximately $60,000. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholders. We will, however, receive proceeds from the sale of our common stock under the Equity Purchase Agreement with PVLLC. Neither the Equity Purchase Agreement with PVLLC nor any rights of the parties under the Equity Purchase Agreement with PVLLC may be assigned or delegated to any other person.

We have entered into an agreement with PVLLC to keep this prospectus effective until PVLLC has sold all of the common shares purchased by it under the Equity Purchase Agreement and has no right to acquire any additional shares of common stock under the Equity Purchase Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders.

DESCRIPTION OF SECURITIES

Common Shares

We are authorized to issue 100,000,000 common shares with a par value of $0.001 per share. As of February 1, 2018, there were 67,097,500 common shares outstanding.

Voting Rights

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders including the election of directors. Except as otherwise required by law the holders of our common stock possess all voting power. According to our bylaws, in general, each director is to be elected by a majority of the votes cast with respect to the directors at any meeting of our stockholders for the election of directors at which a quorum is present. According to our bylaws, in general, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on any matter, except for the removal of directors (which requires a 2/3 vote) with or without cause is to be the act of our stockholders. Our bylaws provide that any two stockholders represented in person or by proxy, constitute a quorum at the meeting of our stockholders. Our bylaws also provide that any action which may be taken at any annual or special meeting of our stockholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors. Because the holders of our common stock do not have cumulative voting rights and directors are generally to be elected by a majority of the votes casts with respect to the directors at any meeting of our stockholders for the election of directors, holders of more than fifty percent, and in some cases less than 50%, of the issued and outstanding shares of our common stock can elect all of our directors.

Dividend Rights

The holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, and the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We do not anticipate that dividends will be paid in the foreseeable future.

Miscellaneous Rights and Provisions

In the event of our liquidation or dissolution, whether voluntary or involuntary, each share of our common stock is entitled to share ratably in any assets available for distribution to holders of our common stock after satisfaction of all liabilities.

Our common stock is not convertible or redeemable and has no conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

Our common stock, after the fixed consideration thereof has been paid or performed, is not subject to assessment, and the holders of our common stock are not individually liable for the debts and liabilities of our company.

No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of our stock, whether presently or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by our Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

Our bylaws provide that our board of directors may amend our bylaws by a majority vote of our board of directors. Our stockholders may similarly amend our by-laws by majority vote from time to time specify particular provisions of these bylaws, which must not be amended by our board of directors. Our current bylaws were adopted by our board of directors. Therefore, our board of directors can amend our bylaws to make changes to the provisions relating to the quorum requirement and votes requirements to the extent permitted by the Nevada Revised Statutes.

Anti-Takeover Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest of certain Nevada corporations. These provisions provide generally that any person or entity that acquires in excess of a specified percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares of which such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

1.	20% or more but less than 33 1/3%;

2.	33 1/3% or more but less than or equal to 50%; or

3.	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

1.	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

2.	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 200 stockholders or 100 stockholders of record who have addresses in Nevada appearing on the stock ledger of our company nor do we conduct any business in Nevada, either directly or through an affiliated corporation. Therefore, we believe that these provisions do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing the combination of any Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of January 1, 2018, we had approximately 40 stockholders of record. Therefore, we believe that these provisions do not apply to us and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may also have the effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

1.
the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

2.	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

3.	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

1.	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

2.	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

3.	representing 10% or more of the earning power or net income of the corporation.

Preferred Shares

We currently do not have a class of shares designated as Preferred Shares.  We may decide at a future date to designate one or more classes of Preferred Shares.

Transfer Agent

The transfer agent and registrar for our common stock is West Coast Stock Transfer, Inc. at 721 N Vulcan Avenue, Suite 205, Encinitas, California 92024

Warrants

We have no outstanding warrants and we have not ever issued any warrants.

Options

We currently have no outstanding options.

Change in Control

There are no provisions in our certificate of incorporation or bylaws that would delay, defer or prevent a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving our company or subsidiary, such as merger, reorganization, tender offer, sale or transfer of substantially all of our assets, or liquidation.

INTEREST OF NAMED EXPERTS AND COUNSEL

The audited financial statements as of June 30, 2017 and 2016, were audited by Heaton & Company, PLLC and are included in this Prospectus starting on page F-1, and have been so included in reliance on the report of Heaton & Company, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. On December 19, 2017, our current audit firm, Heaton & Company, PLLC, completed the acquisition of another firm of independent registered public accountants and concurrently changed their operating name to Pinnacle Accountancy Group of Utah.
SD Mitchell & Associates, PLC has provided an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DESCRIPTION OF BUSINESS

Corporate History

Kelvin Medical, Inc. (the "Company") was incorporated in the State of Nevada on May 5, 2016, engaged in the development, eventual production, and sale of a medical device.
The Company was founded to develop the product called Therm-N-Ice. The Therm-N-Ice is a programmable device to be strapped on externally to a body part that can maintain a certain temperature, whether hot or cold. Hot and cold treatment options are commonplace and used routinely as a therapy in medical and non-medical locations.  The Company's device looks to help reduce the tasks of applying hot and cold therapy and help people remain mobile rather than pausing life activities in order to obtain repetitive hot/cold therapy.
On May 5, 2016, the Company entered into an Employment Agreements with William Mandel, and a Services Agreement with Margaret Austin.
On August 1, 2016, the Company filed a Form S-1 Registration Statement, for which we received Effect on January 1, 2017.

Following Effect of the S-1 Registration Statement, our President, along with our Chairman of our Board of Directors sold 1,097,500 Shares of our Common Stock to friends, family and business associates.

On November 26, 2017, the Company entered into a Stock Purchase Agreement with Mr. Gannon Giguiere, wherein Mr. Giguiere purchased 3,000,000 Shares of the Company's Common Stock for the amount of Ninety Thousand Dollars ($90,000) at a purchase price of $0.03 per share.  Those shares are being registered in this Form S-1 Registration Statement.

On January 22, 2018, Kelvin Medical, Inc. entered into an Equity Purchase Agreement with Phenix Ventures, LLC, Under the terms of the Agreement, Phenix Ventures has agreed to purchase up to 10,000,000 Shares of the Company's Common Stock

Our Current Business

Since inception, our operations have primarily consisted of the organization of our business, the development of our business plan, software development planning and research and development. Our business plan includes a three-phase plan that details the steps we intend to take to produce, launch and market our product. Currently we are still in Phase 1 of our plan which includes following:
•	formation of our Company;
•	completion of our business plan;
•	procurement of funding
•	development of our Beta software platform; and
•	development of Prototypes in our wearable medical device and telehealth product line

We are working through all aspects of this early phase in our Company's development, including the securing of funding. Operations and expenditures have included the incorporation of Kelvin Medical, Inc. under the laws of the State of Nevada, and the formation of an extensive business plan in which we have mapped out the initial products that we eventually intend to offer to our clients. This first phase will culminate with the completion of this Offering and development of our Beta software platform and Prototypes in our wearable medical device and telehealth product line. The second phase of our roll-out involves the commercialization of our first generation of devices, the software platform of which they will operate, and securing initial distribution partners, from pharmacies, sporting goods stores and health care services companies who specialize in distribution of medical products. The follow-on phases will include scaling the Company to meet and support large-scale demand of our product set in all aspects required. Beyond this Offering, if we do not raise additional funding, we may not be able to execute the full-extent of our long-term business plan.

Marketing and Advertising
We plan to market and advertise our product through the established marketing channels of pharmacies, sporting goods stores, and health care services companies who specialize in distribution of medical products. We plan to contract with doctors who have connections to health care services companies and medical device companies to introduce our product and create our initial sales. Our CEO has experience in the medical device field, and believes that direct marketing of our product to consumers would not have the potential for sales that it would have being sold through established service companies.
Plan of Operations
Upon the completion of this Registration, and assuming we are able to successfully raise funding from the sale of our securities and upon Put Notices, we will begin the later phases of our business plan. In order to initiate latter phases of our operations, we will need to raise enough money to pay to produce the first generation of the Therm-N-Ice wearable, along with the software and wrist wearables that compromise our overall product strategy. Our goal would be to initially produce 200 device sets for generating distributor interest. Once we secure distributor commitment, we will produce 10,000 units for resale. After this initial roll-out, we will need to raise follow-on capital for a second-generation production of our wearable technologies and additional staffing to expand the business rapidly into the marketplace.
We have launched the initial website supporting the branding of our Company and product(s). We plan to add products as we grow our business following further research and development. Assuming we are able to raise the maximum amount of funds from this offering, the following aspects of our business plan will be pursued
•	Expand staff
•	Prototype wearable production and beta software development
•	Load initial inventory into distribution
•	Bring live customer service center
•	Bring live consumer direct shopping cart on Website
•	Establish resellers
•	Penetrate market with first 10,000 units
•	Produce second-phase of our wearable solution
•	Expand sales and marketing expenditures to increase acquisition of customers
•	Expand branding expenditures through health care delivery channels
•	Expand branding expenditures through endorsements from athletes and sports teams
•	Scale business according to market demand

In order to roll-out our business plan, we will rely heavily on the medical device management, and operational skills of our President and CEO, Mr. Mandel. The acquisition of medical advisors to assist Mr. Mandel in the communication with product development team members, as well as the initial distributors for our wearable product solution will be directly related to the success that our CEO will have.

Marketing Strategy
Our aim is to commence our marketing strategy on sound footing. We have begun initial market research and our CEO has decided the strategy that we will implement to launch our Company. It is our belief this strategy will provide us with growth if executed properly and we obtain the right distribution networks.
We plan to focus on contacting three distribution channels in the industry:
Health Service Companies – We believe that using health service companies that already have established customer base, website, and representatives will launch and diffuse our product into the market.
Pharmacies and Pharmaceutical companies that represent 3 rd party products – We believe that by utilizing their established network, representatives, and store locations we will reach customers all over the United States.
Sporting Goods Stores - We believe that sporting goods stores have established clientele that frequent their locations, are involved in sports, and could be potential buyers of our product.
Additionally, consumers will be able to directly purchase from our website the wearable solutions offered by the Company.

Growth Strategy
We believe our target customers will be people that engage in hobby sports, families with children, college students that either play sports on a collegiate team or as a hobby, athletes, and people with injuries who seek an easy solution they can apply at home. We see gradual expansion from a consumer model to a clinical model, sports model, and military model each of which has features unique to the target market. We also hope to grow our website's popularity on the internet, providing us greater name recognition in the US. However, until such time as we have begun substantive operations and have produced a greater line of product offerings, we will not be able to adequately assess what portions of our growth strategy will be most appropriate. Nevertheless, we envision our success being attributable to our ability to:
•	attract new clients with the design, ease of use, and portability of our product
•	to sustain lower operating costs per customer we plan to use third parties to market our product
•
deploy our capital more effectively having successfully sold our first generation devices and moved to the production of a larger quantity of devices in the second generation production. Our first generation units will be costlier because they will include other related costs such as the initial engineering design expense and production grade molds. The second generation units will be less costly, because they do not include the other related costs.

Competition
Our Company will compete for sales with many other companies in the wearable medical device and telehealth and hot/cold therapy market. One competitor that holds a large market share is Therma Care. They sell individual products for hot and cold, each with limited use. The heat product is for single use and can last for 8 to 16 hours. The cold pack is reusable for 10 refreezes. In contrast, the Company's Therm-N-Ice is one product that provides both hot and cold externally to a body part and is completely rechargeable, typically at least 350 charges.
Ace, Curad, and Sunbeam offer reusable gel packs that can be placed in the freezer for cold therapy and heated in the microwave for warm therapy. These companies offer gel packs that are reusable but limited to a one-hour time frame that hot or cold can be delivered to the skin. The hot or cold temperature can start at one extreme and slowly reach skin temperature within that hour. Another disadvantage is possible frostbite or burns from uncontrolled temperature extremes that could occur in its initial application. Therm-N-Ice will not only hold the same pre-determined temperature throughout the therapeutic timeframe but has been tested to verify maintenance of its hottest temperature for 5 hours and its coldest temperature for a minimum of 3 hours. Therm-N-Ice continuously monitors the temperature eliminating the possibility of frostbite or burns.
Thermipaq is another competitor that offers a clay based pack similar to the gel packs and is used for both hot and cold temperatures. This system has limitations similar to the gel pack.
The Company has established these five companies as the major competitors to the Therm-N-Ice product however; we consider the Therm-N-Ice system to be unique because of the long lasting hot and cold options available on the go with a flick of a switch.
A challenge to face is to ensure that the cost of this device is low enough to be viable in the marketplace. We hope that by obtaining the US Patent and being one of the first on the market with a device such as this, it will enable the company to penetrate the market with "early adopters" - a person who starts using a product or technology as soon as it becomes available. Our belief is that the people who will be most eager to embrace this solution are those in the recreational sports industry because of their emphasis on mobility and ease of use. We will most likely face direct competitors who may seek to produce a similar device after the launch of this product. We have initiated patent protection to protect our intellectual property, as well as our place in the market. We have also planned for significant upgrade features that will be introduced over time and increase our advantage over competition that may occur in the future. We anticipate that most, if not all, of our competitors will initially have greater business name recognition and access to greater amounts of capital and established relationships with a larger base of current and potential customers. Because of their size and bargaining power, our competitors may be able to draw more customers by having established distribution channels and people familiar with their existent product. As a result, our operations may be significantly and negatively impacted by our larger, more established competitors. Once we commence Phase 2 of our operations, if we are not able to generate enough revenue through the sale of our device, we may be forced to cease operations.
Our ability to compete successfully will depend, in part, on our CEO finding a doctor who will be a spokesperson to the health services companies, pharmacies, and pharmaceutical companies, and our ability to anticipate and respond to various competitive factors affecting the industry. These factors include the introduction of new products, changes in consumer preferences, demographic trends, economic conditions, and pricing strategies of competitors. As a result of competition, we may be required to:
•	increase overall spending to ensure we are offering the best quality products and pricing to our customers;
•	continually assess and evaluate our specials and other offers to ensure that we are offering the most compelling and affordable products; and
•	increase our advertising, promotional spending, as well as other customer acquisition costs.

Employees and Consultants
As of the date of this filing, the Company has no full time or part time employees other than our sole officer, and our director, Mr. William Mandel, and our Chairman of the Board, Dr. Austin. We currently rely on Mr. Mandel, and Dr. Austin, to manage all aspects of our business. Mr. Mandel has committed to devote 25 hours per week to our Company. We intend to add operational staff as the Company grows. Any such additions will be made at the judgment of management and to meet the Company's then current needs.
Legal Proceedings
We know of no material, existing or pending legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which our director, officer or any affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

Government Regulations

All medical devices companies need to register with the FDA and pay the registration fee. We will also register and request that Kelvin Medical Inc. has "Small Business Status". This will help to reduce fees in the future. A Small Business is defined by having gross receipts of sales of no more than $100 million for the most recent tax year.
FDA provides guidance on when to submit a 510(k). A 510(K) is a premarket submission made to FDA to demonstrate that the device to be marketed is at least as safe and effective, that is, substantially equivalent, to a legally marketed device (21 CFR §807.92(a)(3)) that is not subject to premarket approval.
Loans, Advances and Convertible Debt

Please refer to the information provided immediately below under "Related Party Transactions"

Related party transactions

Six Months ended December 31, 2017 and 2016

a. Management and other services:

Mr. William Mandel

On May 15, 2016, the Company entered into a twelve-month agreement for management services with Mr. William Mandel, our President, Secretary, Treasurer and member of the Board of Directors. Under the terms of the agreement the Company issued 30,000,000 shares as a bonus to Mr. William Mandel valued at $30,000 or par value, and shall pay $1,000 monthly in cash consideration.  The contract was extended for a further six month term on expiry.   There has been $6,000 (December 31, 2016- $6,000) accrued and recorded as Accounts Payable, Related party, in relation to services rendered for the six months ended December 31, 2017 by Mr. Mandel. A total of $20,000 (as of June 30, 2017 - $14,000) remains payable at December 31, 2017.  On November 15, 2017 the Company and Mr. Mandel entered into a new 12 month consulting agreement. Under the terms of the agreement Mr. Mandel shall receive $1,000 monthly as consideration until January 30, 2018, at which point in time the monthly consideration shall be increased to $2,000 monthly.

Dr. Margaret Austin

On November 15, 2017 the Company and Dr. Margaret Austin entered into a twelve month agreement for services whereunder Dr. Austin will continue to serve as the Company's Chairman of the Board.  Commencing January 1, 2018, Dr. Austin shall receive monthly consideration of $1,000 for her services.

b.  License fees

The Company accrues patent license fees in respect to a patent license agreement with Oasis Medical Solutions (ref: Note 3 above).   As at December 31, 2017 and June 30, 2017 a total $5,583 and $4,583 remained payable under the terms of this agreement, respectively. A total of $3,500 was incurred as new charges in the period ended December 31, 2017 (2016 - $3,500) and the Company paid a total of $2,500 to reduce the outstanding account (2016 - $nil).

c.	Advances

During the six months ended December 31, 2017 Oasis Medical Solutions, a sole proprietorship controlled by our board of directors, advanced a total of $6,500 (2016 - $3,060). During the six months ended December 31, 2017, the Company paid $2,375 to reduce the advances payable. As at December 31, 2017 a total of $9,434 remained due and payable (June 30, 2017 - $5,309) to this related entity.

Advances received were used to provide working capital as required by the Company for ongoing operations.

Fiscal year ended June 30, 2017 and 2016

a. Management and other services:

On May 15, 2016, the Company entered into a twelve-month agreement for management services with Mr. William Mandel, our President, Secretary, Treasurer and member of the Board of Directors. Under the terms of the agreement the Company issued 30,000,000 shares as a bonus to Mr. William Mandel valued at $30,000 or par value, and shall pay $1,000 monthly in cash consideration.  There has been $12,000 (2016- $2,000) accrued and recorded as Accounts Payable, Related party, in relation to services rendered for the fiscal year ended June 30, 2017 by Mr. Mandel. A total of $14,000 (2016 - $2,000) remains payable at June 30, 2017.   The contract was extended for a further twelve month term during fiscal 2017.

b.  License fees

The Company accrues license fees in respect to a patent license agreement with Oasis Medical Solutions.   As at June 30, 2017 a total of $4,583 remains payable under the terms of this agreement.

c. Advances

During the year ended June 30, 2017 Oasis Medical Solutions, a sole proprietorship controlled by our board of directors, advanced a total of $3,935 (2016 - $1,374).  As at June 30, 2017 a total of $5,309 remained due and payable (2016 - $1,374).

During fiscal 2017 an amount advanced in the prior fiscal year totaling $456 by Kelvin Medical LLC, a company controlled by our board of directors, was assigned to Mr. William Mandel directly for repayment when Kelvin Medical LLC was dissolved.  This amount is included in Accounts payable – related party on our balance sheets.

Advances received were used to provide working capital as required by the Company for ongoing operations.

DESCRIPTION OF PROPERTY

Principal Offices

We currently are using a portion of our Chief Executive Officer's home as our corporate headquarters located 10930 Skyranch Place, Nevada City, CA 95959. We do not pay rent for this space.  We currently do not own any real property.
LEGAL PROCEEDINGS

We know of no material pending legal proceedings to which our company or our subsidiaries is a party or of which any of our properties, or the properties of our subsidiaries, is the subject. In addition, we do not know of any such proceedings contemplated by any governmental authorities.

We know of no material proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder is a party adverse to our company or has a material interest adverse to our company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Company has been quoted on the OTC Markets since November 14, 2017; our common stock was quoted on the OTC Pink Markets under the name "Kelvin Medical, Inc. and under the symbol "KVMD."

The following table sets forth, for the quarters indicated, the high and low closing bid prices per share of our common stock on the OTC Markets, reported by the Financial Industry Regulatory Authority Composite Feed or other qualified interdealer quotation medium. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Quarter Ended	High	Low
December 31, 2017	$1.16	$1.14
September 30, 2017	$-	$-

As of February 1, 2018, we had 37 shareholders of record for our common stock.

Dividends

We have never declared any cash dividends with respect to our common stock. Future payment of dividends is within the discretion of our Board of Directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. Although there are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock, we presently intend to retain future earnings, if any, for use in our business and have no present intention to pay cash dividends on our common stock.

Transfer Agent

The shares of our common stock are issued in registered form. The transfer agent and registrar for our common stock is West Coast Stock Transfer, Inc.; located at 721 N Vulcan Avenue, Encinitas, California 92024; telephone number (858) 254-4783

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that reflect our current views with respect to future events and financial performance within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements preceded by, followed by or that otherwise include the words "believe", "expects", "anticipates", "intends", "estimates", "projects", "target", "goal", "plans", "objective", "should", or similar expressions or variations on such expressions are forward-looking statements. We can give no assurances that the assumptions upon which the forward-looking statements are based will prove to be correct. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements, including, but not limited to, the availability and pricing of additional capital to finance operations.

The following discussion should be read in conjunction with our audited and unaudited financial statements and the accompanying notes included elsewhere in this prospectus.

Overview

Shareholders may find the Company's products and content through www.kelvinmedical.com.

The Company is a speculative investment, and investors may lose some or all of their investment in the Company.

Results of Operations

Three months ended December 31, 2017 and 2016

The following disclosures set forth certain items from our unaudited interim statements of operations for the three months ended December 31, 2017 and 2016:

We did not earn any income in the three months ended December 31, 2017 and 2016.  We continue to incur administrative costs related to the execution of our business plan. Professional fees including legal fees, audit and accounting and Edgar filing fees totaled $11,000 during the three months ended December 31, 2017 and $nil in the same period ended December 31, 2016. The substantive increase in expenditures period over period is due to the fact that in the prior comparative period the Company had only recently filed its initial offering documents on Form S-1, the costs for which were included as a flat fee expensed in a subsequent period. In addition, during the three months ended December 31, 2017 we incurred patent license fees of $1,750, and management fees of $3,000, which costs were unchanged from the costs incurred in the prior comparative three month period in 2016. General and administrative costs were $3,110 and $Nil respectively in the three months ended December 31, 2017 and 2016.

Six months ended December 31, 2017 and 2016

The following disclosures set forth certain items from our unaudited interim statements of operations for the six months ended December 31, 2017 and 2016:

We did not earn any income in the six months ended December 31, 2017 and 2016.  We continue to incur administrative costs related to the execution of our business plan. Professional fees including legal fees, audit and accounting and Edgar filing fees totaled $24,500 during the six months ended December 31, 2017 and $nil in the same period ended December 31, 2016. The substantive increase in expenditures period over period is due to the fact that in the prior comparative period the Company had only recently filed its initial offering documents on Form S-1, the costs for which were included as a flat fee expensed in a subsequent period. In addition, during the six months ended December 31, 2017 we incurred patent license fees of $3,500, and management fees of $6,000, which costs were unchanged from the costs incurred in the prior comparative six month period in 2016. General and administrative costs were $3,140 and $30 respectively in the six months ended December 31, 2017 and 2016.

Liquidity and Capital Resources

The following discussion of our financial condition and results of operations should be read in conjunction with our unaudited financial statements for the six months ended December 31, 2017 and audited financial statements for the year ended June 30, 2017, along with the accompanying notes.

Working Capital

	At December 31, 2017	At June 30, 2017
Current Assets	$87,100	$20,280
Current Liabilities	$42,928	$28,968
Working Capital (Deficit)	$(44,172)	$(8,688)

Current assets include cash on hand of $85,100 (June 30, 2017 – $17,280) and other receivables of $Nil (June 30, 2017 - $3,000), as well as $2,000 as prepaid legal fees (June 30, 2017 - $Nil).  Current liabilities include accounts payable of $5,335 (June 30, 2017 - $4,500), accounts payable – related parties of $26,039 (June 30, 2017 - $19,039), advances from related parties of $9,434 (June 30, 2017 - $5,309), a liability for unissued shares of $2,000 ((June 30, 2017 - $Nil) and customer deposits of $120.

Cash Flows
	Six Months ended December 31,
	2017	2016
Net cash (used) in operating activities	$(26,305)	$(3,030)
Net cash provided by financing activities	$94,125	$3,060
Net increase (decrease) in cash during period	$67,820	$30

During the six months ended December 31, 2017 the Company received proceeds from a private placement of 3,000,000 shares at $0.03 per share of $90,000 as well as net advances of $4,125 from a related party as compared to only $3,060 in advances from a related party in the prior comparative period.

For the fiscal years ended June 30, 2017 and 2016
Results of Operations
The following disclosures set forth certain items from our audited financial statements for the years ended June 30, 2017 and 2016:

For the period from inception (May 5, 2016) to June 30, 2016 as compared to the year ended June 30, 2017

For the period from inception (May 5, 2016) to June 30, 2016 and for the twelve months ended June 30, 2017, the Company earned no revenues.   The Company was successful in obtaining its first product order prior to June 30, 2016 and has received a customer deposit in order to commence the fulfillment of the order. Presently we are reliant on funds raised under this offering in order to fulfill our first product order. The order remains unfulfilled as of the date of this report.

The Company recorded a net loss of $63,457 in the period from inception (May 5, 2016) to June 30, 2016 consisting of management fees and share based compensation of $62,000 of which $2,000 is a monthly stipend for our sole officer and $60,000 was the cost of issuance of a signing bonus of a cumulative 60,000,000 shares to our sole officer and the Chairman of our Board of Directors, respectively.  The Company recorded general and administrative expenses of $874, and patent license fees of $583 for a total operating loss of $63,457.  During the fiscal year ended June 30, 2017 the Company recorded a net loss of $87,181 consisting of $12,000 in management fees payable to our sole officer, $7,000 in patent license fees, $4,549 in professional fees, $3,632 in general and administrative fees and $60,000 in financing costs ( which costs represent the fair market value of $0.02 per share with respect to 3,000,000 shares issued for services provided)  in respect to our offering on Form S-1.

    As at June 30, 2017 and 2016 we reported a loss per share of $(0.00), respectively and had 64,097,500 and 63,000,000 shares issued and outstanding respectively.

LIQUIDITY AND CAPITAL RESOURCES

For the period from inception (May 5, 2016) to June 30, 2016 as compared to the year ended June 30, 2017

As at June 30, 2017 and 2016 the Company had a cash balance of $17,280 and $1,076, respectively and total current assets of $20,280 and $61,076 including $60,000 in capitalized deferred offering costs as at June 30, 2016.  The deferred offering costs were expensed in the year ended June 30, 2017.

 As at June 30, 2017 and 2016 the Company had total liabilities of $28,968 and $4,533 respectively including $4,500 (2016-$Nil) in accounts payable, $19,039 in accounts payable - related party (2016 - $2,583), $5,309 (2016 - $1,830) in related party advances and $120 (2016 - $120) as a customer deposit with respect to our first arm band device order.

Prior to June 30, 2016 the Company issued 30,000,000 common shares respectively to each of the President and the Chairman of the Board, as a signing bonus valued at par value per share of $0.001 or a cumulative $60,000.  Further the Company issued 3,000,000 shares to S-1 Services, LLC in respect of a consulting agreement valued at $0.02 per share or $60,000.  During the fiscal year ended June 30, 2017 the Company issued 1,097,500 shares at $0.02 per share for proceeds of $21,950 in respect to our offering on Form S-1.

Cashflows from Operating Activities

For the period from inception (May 5, 2016) to June 30, 2016 as compared to the year ended June 30, 2017

During the year ended June 30, 2017 and the period from inception to June 30, 2016, the Company has used cash in operations of $9,225 and $754 respectively.

Cashflows from Investing Activities

For the period from inception (May 5, 2016) to June 30, 2016 as compared to the year ended June 30, 2017

During the year ended June 30, 2017 and period from inception to June 30, 2016, the Company has undertaken no investing activities.

Cashflows from Financing Activities

For the period from inception (May 5, 2016) to June 30, 2016 as compared to the year ended June 30, 2017

During the year ended June 30, 2017 and period from inception to June 30, 2016 the Company has received $25,429 and $1,830 in cash from financing activities. During fiscal 2017 the Company received $3,479 as related party advances compared to $1,830 in fiscal 2016.  During fiscal 2017 the Company has received $21,950 in proceeds from the sale of securities with no comparative result in fiscal 2016.

Critical Accounting Policies
Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in Note 1 to our Audited financial statements for the years ended June 30, 2017 and 2016. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Since inception, we have had no changes in or disagreements with our accountants. Our audited financial statements have been included in this prospectus in reliance upon Heaton & Company, PLLC, Independent Public Accounting Firm as experts in accounting and auditing.
Plan of Operation

The Company continues to execute its business plan, organized some initial funding through private sale of shares, Mr. Mandel's patent was granted, and we are focusing on the development of our wearable product suite and the distribution of our products. The Company will invest heavily in advertising to allow its applications and ecommerce website visibility on a global stage. The Company's need for ongoing capital by way of loans, sale of equity and/or convertible notes is expected to continue during the current fiscal year until we can establish revenues from operations. We expect to continue to finance ongoing advertising and marketing fees, upgrades and expansion of our apps, licensing support and maintenance fees associated with our business focus by the issuance of shares of common stock at a discount to our market price. We recently entered into an equity purchase agreement for this purpose which we expect to rely on during fiscal 2018. There are no assurances additional capital will be available to the Company on acceptable terms or that this equity line will be available to us when needed.

Future funding could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's business, results of operations and financial condition. Any future funding might require the Company to obtain additional equity or debt financing, which might not be available on terms favorable to the Company, or at all, and such financing, if available, might be dilutive.

Going Concern

The Company has experienced net losses to date, and it has not generated revenue from operations. The Company will need additional working capital to service debt and for ongoing operations, which raises substantial doubt about its ability to continue as a going concern. Management of the Company has developed a strategy to meet operational shortfalls which may include equity funding, short-term or long-term financing or debt financing, to enable the Company to reach profitable operations. If the Company fails to generate positive cash flow or obtain additional financing, when required, it may have to modify, delay, or abandon some or all of its business and expansion plans.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amount and classification of liabilities that might cause results from this uncertainty.

Future Financings

The Company has recently entered into an Equity Purchase Agreement to sell up to 10,000,000 shares of our common stock; however, there can be no guarantee the Company will receive proceeds sufficient to meet its ongoing operational overheads from these anticipated share sales, or that these sales will occur.

We anticipate continuing to rely on related party and third party loans and equity sales of our common shares and/or shares for services rendered in order to continue to fund our business operations in the event of ongoing operational shortfalls. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our research and development activities.

Contractual Obligations

As a "smaller reporting company", the Company is not required to provide tabular disclosure obligations.

Off-Balance Sheet Arrangements

The Company has no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Recently issued accounting pronouncements

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities ("ASU 2017-12"). The objective of the ASU is to improve the financial reporting of hedging relationships in order to better portray the economic results of an entity's risk management activities in its financial statements and to make certain targeted improvements to simplify the application of hedge accounting guidance. ASU 2017-12 is effective for interim and annual reporting periods beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the impact of ASU 2017-12 on the Company's financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. The new guidance provides clarity and reduces both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to a change to the terms or conditions of a share-based payment award. The accounting standard update will be effective for The Company beginning January 1, 2018 on a prospective basis, and early adoption is permitted. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on the consolidated financial statements.

In March 2017, the FASB issued ASU 2017-08, "Premium Amortization on Purchased Callable Debt Securities" that shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. This guidance is effective for annual periods beginning after December 15, 2018, and interim periods within those fiscal years with early adoption permitted. This guidance will be adopted using a modified retrospective transition approach. The adoption of this guidance is not expected to materially impact our results of operations, financial condition or liquidity.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, or ASU 2017-04. This guidance eliminates Step 2 from the goodwill impairment test. Instead, under the amendments in ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. ASU 2017-04 is effective for all interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted. We are currently evaluating the impact that this guidance will have on our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, or ASU 2017-01. In an effort to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments of ASU 2017-01 are effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. We do not expect the adoption of ASU 2017-01 to have a material impact on our consolidated financial statements.

In October 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-16, Income Taxes - Intra-Entity Transfers of Assets Other Than Inventory (Topic 740): This update simplifies the accounting for the income tax consequences of transfers of assets from one unit of a corporation to another unit or subsidiary by eliminating an accounting exception that prevents the recognition of current and deferred income tax consequences for such "intra-entity transfers" until the assets have been sold to an outside party. The amendment should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment directly to retained earnings as of the beginning of the period

In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments" ("ASU 2016-15). ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. ASU 2016-15 requires adoption on a retrospective basis unless it is impracticable to apply, in which case the Company would be required to apply the amendments prospectively as of the earliest date practicable. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its condensed consolidated cash flows and related disclosures.

The Company has evaluated all new accounting standards that are in effect and may impact its financial statements and does not believe that there are any other new accounting standards that have been issued that might have a material impact on its financial position or results of operations.

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KELVIN MEDICAL, INC.
UNAUDITED FINANCIAL STATEMENTS
For the Six Months ended
December 31, 2017 and 2016

REPORTED IN UNITED STATES DOLLARS

Page
Balance Sheets as of December 31, 2017 (Unaudited) and June 30, 2017	F-1
Interim Unaudited Statements of Operations for the three and six months ended December 31, 2017 and 2016	F-2
Interim Unaudited Statement of Cash Flows for the six months ended December 31, 2017 and 2016	F-3
Notes to Financial Statements (Unaudited)	F-4 to F-8

KELVIN MEDICAL, INC.
BALANCE SHEETS

	December 31,	June 30,
	2017	2017
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$85,100	$17,280
Other receivable	-	3,000
Prepaid expense	2,000	-
Total current assets	87,100	20,280

TOTAL ASSETS	$87,100	$20,280

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$5,335	$4,500
Accounts payable, related parties	26,039	19,039
Advances, related parties	9,434	5,309
Customer deposit	120	120
Liability for unissued shares	2,000	-
Total current liabilities	42,928	28,968

Total liabilities	42,928	28,968

Commitments and Contingencies

Stockholders' equity (deficit)
Common stock, $0.001 par value: shares authorized 100,000,000; 67,097,500 and 64,097,500 shares issued and outstanding as December 31, 2017 and June 30, 2017	67,098	64,098
Additional paid in capital	164,852	77,852
Retained deficit	(187,778)	(150,638)
Total stockholders' equity (deficit)	44,172	(8,688)
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	$87,100	$20,280

The accompanying notes are an integral part of these unaudited financial statements.

KELVIN MEDICAL, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2016	2017	2016

Net sales	$-	$-	$-	$-
Cost of goods sold	-	-	-	-
Gross profit	-	-	-	-

Operating expenses:
Management fees	3,000	3,000	6,000	6,000
Patent license fees	1,750	1,750	3,500	3,500
Professional fees	11,000	-	24,500	-
General and administrative expenses	3,110	-	3,140	30
Total operating expenses	18,860	4,750	37,140	9,530

Loss from operations	(18,860)	(4,750)	(37,140)	(9,530)

Income (loss) before taxes	(18,860)	(4,750)	(37,140)	(9,530)

Provision for income tax expense	-	-	-	-

Net (loss)	$(18,860)	$(4,750)	$(37,140)	$(9,530)

Net (loss) per common shares (basic and diluted)	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding - Basic and diluted	65,238,804	63,000,000	64,668,152	63,000,000

The accompanying notes are an integral part of these financial statements.

KELVIN MEDICAL, INC.
STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months ended December 31,
	2017	2016
Cash Flows from Operating Activities
Net loss	$(37,140)	$(9,530)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Other receivable	3,000	(3,000)
Prepaid expense	(2,000)	-
Accounts payable	835	9,500
Accounts payable, related parties	7,000	-
Liability for unissued shares for services provided	2,000	-
Net cash used in operating activities	(26,305)	(3,030)

Cash Flows from Investing Activities
Net cash provided from (used by) investing activities	-	-

Cash Flows from Financing Activities
Proceeds from private placement	90,000	-
Advances, related parties	6,500	3,060
Repayments, related parties	(2,375)	-
Net cash provided from (used by) financing activities	94,125	3,060

Increase (decrease) in cash and cash equivalents	67,820	30
Cash and cash equivalents at beginning of period	17,280	1,076
Cash and cash equivalents at end of period	$85,100	$1,106

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) during year for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these unaudited financial statements.

KELVIN MEDICAL, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2017

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity: Kelvin Medical, Inc. (the "Company") was incorporated in the State of Nevada on May 5, 2016.  We are a recently organized company that intends to engage in the sale of medical devices and medical related wearable technology. The Company was founded to market the product called Therm-N-Ice. Therm-N-Ice is a device that applies hot or cold externally to the body part upon which it has been placed. The use of hot and cold applied externally to a body part is found in medical and even non-medical publications. The Company suggests a simple solution that will reduce the burden of these tasks and allow people to remain mobile rather than pausing life activities. Our headquarters are located at 10930 Skyranch Place, Nevada City, California 95959.

To date, our activities have been limited to formation, the development of a business plan and initial operations.  During the year ended June 30, 2017 we concluded a registration statement to offer up to 30,000,000 shares at $0.02 per share. We have successfully obtained a listing on the OTC Pink Markets under the symbol "KVMD", became DTC eligible on October 12, 2017 and  started trading on Nov 28, 2017. Our offering was completed during the year and we are now exploring other sources of capital to fund our operations so that we can fully implement our business plan. In the current emerging growth phase, we anticipate we will continue to incur operating losses.

Financial Statement Presentation: The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Fiscal year end: The Company has selected June 30 as its fiscal year end.

Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Cash Equivalents: The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents.

Revenue recognition and related allowances:  The Company will recognize revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable are stated at the amount that management expects to collect from outstanding balances. Bad debts and allowances are provided based on historical experience and management's evaluation of outstanding accounts receivable. Management evaluates past due or delinquency of accounts receivable based on the open invoices aged on due date basis. The allowance for doubtful accounts at December 31, 2017 and June 30, 2017 is $Nil, respectively.

Inventories: Presently the Company has no inventory.  We intend to maintain an inventory of Therm-N-Ice medical devices once our business plan is complete.  Inventories will be measured at lower of cost and net realizable value after providing for obsolescence, if any. Cost of inventories includes cost of purchase, including manufacturing overheads and transportation to bring the devices  to the distribution location.

Warranty: Products will be shipped to customers and retail locations from our warehouse facility. All products will be covered by a limited one-year warranty for defects and non-performance. Upon commencement of sales we will provide a provision for any obligations which may arise under our warranty policy which will be tested against actual warranty returns on an annual basis.  Our products will carry a manufacturer's warranty for parts and assembly that will address defects in production or parts which will be recoverable from the original manufacturers in those circumstances.

KELVIN MEDICAL, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2017

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Advertising and Marketing Costs: Advertising and marketing costs are expensed as incurred and were $Nil during the three and six months ended December 31, 2017 and 2016, respectively.

Income taxes: The Company has adopted ASC Topic 740, "Income Taxes". ASC Topic 740 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share: In accordance with ASC Topic 280 – "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As at December 31, 2017 and June 30, 2017 there were no potential common shares.

New Accounting Pronouncements:

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities ("ASU 2017-12"). The objective of the ASU is to improve the financial reporting of hedging relationships in order to better portray the economic results of an entity's risk management activities in its financial statements and to make certain targeted improvements to simplify the application of hedge accounting guidance. ASU 2017-12 is effective for interim and annual reporting periods beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the impact of ASU 2017-12 on the Company's financial statements.

2.	GOING CONCERN

The Company has experienced net losses to date, and it has not generated revenue from operations. The Company will need additional working capital to service debt and for ongoing operations, which raises substantial doubt about its ability to continue as a going concern. Management of the Company has developed a strategy to meet operational shortfalls which may include equity funding, short-term or long-term financing or debt financing, to enable the Company to reach profitable operations. If the Company fails to generate positive cash flow or obtain additional financing, when required, it may have to modify, delay, or abandon some or all of its business and expansion plans.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amount and classification of liabilities that might cause results from this uncertainty.

3.	PATENT LICENSE AGREEMENT

On May 10, 2016, the Company entered into a patent license agreement with Oasis Medical Solutions, a sole proprietorship controlled by our board of directors and organized in the State of California ("Licensor") under which the Licensor desires to grant and the Company desires to accept an exclusive license of the Patent for the building of, and use of, machines incorporating the Patent's technology under certain terms and conditions.  Both of the parties agree that the ownership of the Patent and the goodwill relating thereto, and any associated improvements, whether developed by the Company, or both parties jointly, shall remain vested in Licensor both during the term of the agreement and thereafter, and the Company further agrees never to challenge, contest or question the validity of the Licensor's ownership of the Patent or any associated registrations therewith.

KELVIN MEDICAL, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2017

3.	PATENT LICENSE AGREEMENT (cont'd)

As consideration for the exclusive license granted, the Company shall pay to Licensor the following fees:

(a)	An ongoing maintenance fee of $500 per month plus an additional annual fee of $1,000;
(b)	Royalty fees of 6% per machine sold or leased under this license, payable within thirty (30) days of agreement reached with the customer/lessee. Payments can be grouped on a monthly occurring basis;

(c)	This license shall be considered null and void if production is not obtained within a 5-year period of the date stated above and the license, and all rights thereunder, will return to the Licensor.

The term of the license agreement shall be for 15 years, but will not extend beyond the full term of the patent.  The patent will expire on June 19, 2034. Within a year from the end of the patent term, parties may negotiate an ongoing arrangement.

During the three and six months ended December 31, 2017, the Company incurred $1,750 and $3,500, respectively, in license fees (December 31, 2016 - $1,750 and $3,500).

4.	CONSULTING AGREEMENT

(a)
On June 1, 2016, the Company entered into a consulting agreement with a consultant who is in the business of assisting private companies in the process of going public and getting listed on the OTC Pink through the Form S-1 Registration. Under the terms of the consulting agreement, the Consultant shall provide certain services with respect to the Form S-1 Registration Statement, from commencement and preparation of the Form S-1 to receipt of Notice of Effectiveness, retention and payment of the required legal and accounting professionals, and thereafter to work with a market maker to provide a completed and accepted Form 15c2-11 with FINRA, , a trading symbol and listing on OTC Pink.  As compensation under the consulting agreement S-1 Services LLC, the consultant, received 3,000,000 shares of the Company's common stock at $0.02 per share for a value of $60,000.

The $60,000 in costs relating to such Registration Statement was expensed during the fiscal year ended June 30, 2017 as the offering was not deemed successful.  Further, a balance of $3,000 as of June 30, 2017 is included on the balance sheet as "Other receivable", in respect to amounts advanced to service providers by the Company which are required to be reimbursed by the Consultant under this agreement. As of December 31, 2017, the balance of other receivable is $nil as the receivable had been collected.

(b)
On October 23, 2017, the Company entered into a one-year agreement with a consultant for advice regarding certain legal, corporate and business operations, and more specifically with regard to public filings and compliance with regard to the Company. The consultant is to be compensated in the amount of Two Thousand Dollars ($2,000) per month, commencing November 1, 2017, including review of Form 10-K Annual Reports, Form 10-Q Quarterly Reports, Preparation of Form 8-K's, preparation of Board Resolutions and review of contractual agreements.

During the six months ended December 31, 2017, the Company paid $4,000 in cash, under the agreement, ($2,000 of which is a prepaid expense as of December 31, 2017 on the accompanying balance sheets and $2,000 was settled with 100,000 shares which are not issued as at the report date.

5.	CUSTOMER DEPOSITS

As of December 31, 2017 and June 30, 2017 the Company has received a customer deposit of $120 in respect to the sale of three units of the Therm-N-Ice arm band.  The deposit represents a one-third deposit for each of the three units ordered.

KELVIN MEDICAL, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2017

6.	COMMON STOCK

During the six months ended December 31, 2017, the Company received proceeds totaling $90,000 in respect to a subscription for 3,000,000 restricted common shares at $0.03 per share.

During the fiscal year ended June 30, 2017, the Company received proceeds totaling $21,950 from various parties subscribing for a total of 1,097,500 shares at $0.02 per share under our Form S-1 registration statement.

As at December 31, 2017 and June 30, 2017 there were a total of 67,097,500 and 64,097,500 shares issued and outstanding respectively.

7.	RELATED PARTY TRANSACTIONS

a.	Management and other services:

Mr. William Mandel

On May 15, 2016, the Company entered into a twelve-month agreement for management services with Mr. William Mandel, our President, Secretary, Treasurer and member of the Board of Directors. Under the terms of the agreement the Company issued 30,000,000 shares as a bonus to Mr. William Mandel valued at $30,000 or par value, and shall pay $1,000 monthly in cash consideration.  The contract was extended for a further six month term on expiry.   There has been $6,000 (December 31, 2016- $6,000) accrued and recorded as Accounts Payable, Related party, in relation to services rendered for the six months ended December 31, 2017 by Mr. Mandel. A total of $20,000 (as of June 30, 2017 - $14,000) remains payable at December 31, 2017.  On November 15, 2017 the Company and Mr. Mandel entered into a new 12 month consulting agreement. Under the terms of the agreement Mr. Mandel shall receive $1,000 monthly as consideration until January 30, 2018, at which point in time the monthly consideration shall be increased to $2,000 monthly.

Dr. Margaret Austin

On November 15, 2017 the Company and Dr. Margaret Austin entered into a twelve month agreement for services whereunder Dr. Austin will continue to serve as the Company's Chairman of the Board.  Commencing January 1, 2018, Dr. Austin shall receive monthly consideration of $1,000 for her services.

b.	Advances

During the six months ended December 31, 2017 Oasis Medical Solutions, a sole proprietorship controlled by our board of directors, advanced a total of $6,500 (2016 - $3,060). During the six months ended December 31, 2017, the Company paid $2,375 to reduce the advances payable. As at December 31, 2017 a total of $9,434 remained due and payable (June 30, 2017 - $5,309) to this related entity.

During fiscal 2017 an amount advanced in the prior fiscal year totaling $456 by Kelvin Medical LLC, a company controlled by our board of directors, was assigned to Mr. William Mandel directly for repayment when Kelvin Medical LLC was dissolved.  This amount is included in Accounts payable – related party on our balance sheets.

Advances received were used to provide working capital as required by the Company for ongoing operations.

c.  License fees

The Company accrues patent license fees in respect to a patent license agreement with Oasis Medical Solutions (ref: Note 3 above).   As at December 31, 2017 and June 30, 2017 a total $5,583 and $4,583 remained payable under the terms of this agreement, respectively. A total of $3,500 was incurred as new charges in the period ended December 31, 2017 (2016 - $3,500) and the Company paid a total of $2,500 to reduce the outstanding account (2016 - $nil).

8.	INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company's tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

KELVIN MEDICAL, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2017

8.	INCOME TAXES (cont'd)

Operating loss carry-forwards generated during the period from May 5, 2016 (date of inception) through December 31, 2017 of approximately $168,000, will begin to expire in 2036.

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the Tax Act) was enacted into law including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. We are required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring our U.S. deferred tax assets and liabilities as well as reassessing the net realizability of our deferred tax assets and liabilities. The Company does not have any foreign earnings and therefore, we do not anticipate the impact of a transition tax. We have remeasured our U.S. deferred tax assets at a statutory income tax rate of 21%. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, we consider the accounting of any transition tax, deferred tax re-measurements, and other items to be incomplete due to the forthcoming guidance and our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118, and no later than fiscal year end June 30, 2018.
The Company had deferred income tax assets as of December 31, 2017 and June 30, 2017 as follows:

	December 31, 2017	June 30, 2017
Loss carry forwards	$39,433	$31,634
Less – accrued management fees	(4,200)	(2,940)
Less - valuation allowance	(35,233)	(28,694)
Total net deferred tax assets	$-	$-

Tax years from inception to fiscal year ended June 30, 2017 are filed and remain open for examination by the taxation authorities. The Company has no tax positions at June 30, 2017 and 2016 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.  The Company has no accruals for interest and penalties since inception.

9.	SUBSEQUENT EVENTS

On January 1, 2018, the Company entered into a one-year agreement with a consultant for advice regarding certain investor relations. The Consultant is to be compensated in the amount of One Thousand Dollars ($1,000) per month, commencing January 1, 2018, along with the issuance of 100,000 shares of Kelvin's Common Stock.  At the date of this report, those shares have not yet been issued.

On January 22, 2018, the Company entered into an Equity Purchase Agreement ("EPA"), and Registrations Rights Agreement with a Third Party, Phenix Ventures, LLC, wherein, Phenix Ventures has committed to purchasing 10,000,000 shares of the Company's Common Stock.  Phenix will not hold any more than 9.99% of the issued and outstanding shares at any one time and funding will come by way of Put Notices as outlined in the EPA.

The Company is finalizing a Form S-1 Registration Statement that it will file with the Securities and Exchange Commission in order to register the 10,000,000 shares that Phenix will purchase under the Equity Purchase Agreement.

The Company has evaluated subsequent events from the balance sheet date through the date that the financial statements were issued and determined that there are no additional subsequent events to disclose.

KELVIN MEDICAL INC.
AUDITED FINANCIAL STATEMENTS
FOR THE YEARS ENDED
JUNE 30, 2017 AND 2016

Heaton & Company, PLLC

Kristofer Heaton, CPA
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
Kelvin Medical, Inc.

We have audited the accompanying balance sheets of Kelvin Medical, Inc. (the Company) as of June 30, 2017 and 2016, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended June 30, 2017 and for the period from May 5, 2016 (inception) through June 30, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kelvin Medical, Inc. as of June 30, 2017 and 2016, and the results of its operations and its cash flows for the year ended June 30, 2017 and for the period from May 5, 2016 (inception) through June 30, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has negative working capital and has not generated revenues to cover operating expenses.  These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Heaton & Company, PLLC
Farmington, Utah
October 12, 2017

KELVIN MEDICAL, INC.
BALANCE SHEETS

	June 30,	June 30,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$17,280	$1,076
Other receivable	3,000	-
Deferred offering costs	-	60,000
Total current assets	20,280	61,076

TOTAL ASSETS	$20,280	$61,076

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$4,500	$-
Accounts payable, related parties	19,039	2,583
Advances, related parties	5,309	1,830
Customer deposit	120	120
Total current liabilities	28,968	4,533

Total liabilities	28,968	4,533

Commitments and Contingencies		-

Stockholders' equity (deficit)
Common stock, $0.001 par value: shares authorized 100,000,000; 64,097,500 and 63,000,000 shares issued and outstanding as June 30, 2017 and 2016 respectively	64,098	63,000
Additional paid in capital	77,852	57,000
Retained deficit	(150,638)	(63,457)
Total stockholders' equity (deficit)	(8,688)	56,543
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	$20,280	$61,076

The accompanying notes are an integral part of these financial statements.

KELVIN MEDICAL, INC.
STATEMENTS OF OPERATIONS

	Fiscal Year Ended June 30, 2017	Period from inception (May 5, 2016) to June 30, 2016

Net sales	$-	$-
Cost of goods sold	-	-
Gross profit	-	-

Operating expenses:
Management fees	12,000	62,000
Patent license fees	7,000	583
Professional fees	4,549	-
Financing costs	60,000	-
General and administrative expenses	3,632	874
Total operating expenses	87,181	63,457

Loss from operations	(87,181)	(63,457)

Income (loss) before taxes	(87,181)	(63,457)

Provision for income tax expense	-	-

Net (loss)	$(87,181)	$(63,457)

Net (loss) per common shares (basic and diluted)	$(0.00)	$(0.00)

Weighted average shares outstanding - Basic and diluted	63,238,178	50,839,286

The accompanying notes are an integral part of these financial statements.

KELVIN MEDICAL, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY/(DEFICIT)

	Common Shares	Common Stock	Additional Paid-in Capital	Retained Deficit	Total Stockholders' Deficit
Balance, May 5, 2016 (date of inception)	-	$-	$-	$-	$-
Issuance of common stock for services at $0.001 per share	60,000,000	60,000	-	-	60,000
Issuance of common stock for services at $0.02 per share	3,000,000	3,000	57,000	-	60,000
Net loss for the period	-	-	-	(63,457)	(63,457)
Balance, June 30, 2016	63,000,000	63,000	57,000	(63,457)	56,543
Issuance of common stock from private placement at $0.02 per share	1,097,500	1,098	20,852		21,950
Net loss for the period				(87,181)	(87,181)
Balance, June 30, 2017	64,097,500	$64,098	$77,852	$(150,638)	$(8,688)

The accompanying notes are an integral part of these financial statements.

KELVIN MEDICAL, INC.
STATEMENT OF CASH FLOWS

	Fiscal Year Ended June 30, 2017	Period from inception (May 5, 2016) to June 30, 2016
Cash Flows from Operating Activities
Net loss	$(87,181)	$(63,457)
Adjustments to reconcile net loss to net cash used in operating activities:
Shares issued for services	-	60,000
Changes in operating assets and liabilities:
Other receivable	(3,000)	-
Deferred financing costs	60,000
Accounts payable	4,500	-
Accounts payable, related parties	16,456	2,583
Customer deposits	-	120
Net cash used in operating activities	(9,225)	(754)

Cash Flows from Investing Activities	-	-
Net cash provided from (used by) investing activities	-	-

Cash Flows from Financing Activities
Advances, related parties	3,479	1,830
Proceeds from private placement	21,950	-
Net cash provided from (used by) financing activities	25,429	1,830

Increase (decrease) in cash and cash equivalents	16,204	1,076
Cash and cash equivalents at beginning of period	1,076	-
Cash and cash equivalents at end of period	$17,280	$1,076

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) during year for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

KELVIN MEDICAL, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity: Kelvin Medical, Inc. (the "Company") was incorporated in the State of Nevada on May 5, 2016.  We are a recently organized company that intends to engage in the sale of medical devices. The Company was founded to market the product called Therm-N-Ice. Therm-N-Ice is a device that applies hot or cold externally to the body part upon which it has been placed. The use of hot and cold applied externally to a body part is found in medical and even non-medical locations. The Company suggests a simple solution that will reduce the burden of these tasks and allow people to remain mobile rather than pausing life activities. Our headquarters are located at 10930 Skyranch Place, Nevada City, California 95959.

To date, our activities have been limited to formation and the development of a business plan.  During the year we concluded a registration statement to offer up to 30,000,000 shares at $0.02 per share. We have successfully obtained a listing on the OTC Pink Markets under the symbol "KVMD", but have not yet commenced trading of our shares. Our offering was completed during the year and we are now exploring other sources of capital to fund our operations so that we can fully implement our business plan. In the current emerging growth phase, we anticipate we will continue to incur operating losses.

Financial Statement Presentation: The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Fiscal year end: The Company has selected June 30 as its fiscal year end.

Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Cash Equivalents: The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents.

Revenue recognition and related allowances: Revenue from the sale of goods is recognized when the risks and rewards of ownership have been transferred to the customer, which is usually when title passes. Revenue is measured at the fair value of the consideration received, net of trade discounts and sales taxes.

Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable are stated at the amount that management expects to collect from outstanding balances. Bad debts and allowances are provided based on historical experience and management's evaluation of outstanding accounts receivable. Management evaluates past due or delinquency of accounts receivable based on the open invoices aged on due date basis. The allowance for doubtful accounts at June 30, 2017 and June 30, 2016 is $Nil, respectively.

Inventories: Presently the Company has no inventory.  We intend to maintain an inventory of Therm-N-Ice medical devices once our business plan is complete.  Inventories will be measured at lower of cost and net realizable value after providing for obsolescence, if any. Cost of inventories includes cost of purchase, including manufacturing overheads and transportation to bring them to their location of distribution.

Warranty: Products will be shipped to customers and retail locations from our warehouse facility. All products will be covered by a limited one-year warranty for defects and non-performance. Upon commencement of sales we will provide a provision for any obligations which may arise under our warranty policy which will be tested against actual warranty returns on an annual basis.  Our products will carry a manufacturer's warranty for parts and assembly that will address defects in production or parts which will be recoverable from the original manufacturers in those circumstances.

KELVIN MEDICAL, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Advertising and Marketing Costs: Advertising and marketing costs are expensed as incurred and were $Nil during the fiscal year ended June 30, 2017 and 2016, respectively.

Income taxes: The Company has adopted ASC Topic 740, "Income Taxes". ASC Topic 740 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share: In accordance with ASC Topic 280 – "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

New Accounting Pronouncements:

In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. The new guidance provides clarity and reduces both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to a change to the terms or conditions of a share-based payment award. The accounting standard update will be effective for The Company beginning January 1, 2018 on a prospective basis, and early adoption is permitted. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on the consolidated financial statements.

In March 2017, the FASB issued ASU 2017-08, "Premium Amortization on Purchased Callable Debt Securities" that shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. This guidance is effective for annual periods beginning after December 15, 2018, and interim periods within those fiscal years with early adoption permitted. This guidance will be adopted using a modified retrospective transition approach. The adoption of this guidance is not expected to materially impact our results of operations, financial condition or liquidity.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, or ASU 2017-04. This guidance eliminates Step 2 from the goodwill impairment test. Instead, under the amendments in ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. ASU 2017-04 is effective for all interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted. We are currently evaluating the impact that this guidance will have on our consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, or ASU 2017-01. In an effort to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments of ASU 2017-01 are effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years. We do not expect the adoption of ASU 2017-01 to have a material impact on our consolidated financial statements.

KELVIN MEDICAL, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

New Accounting Pronouncements: (cont'd)

In October 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-16, Income Taxes - Intra-Entity Transfers of Assets Other Than Inventory (Topic 740): This update simplifies the accounting for the income tax consequences of transfers of assets from one unit of a corporation to another unit or subsidiary by eliminating an accounting exception that prevents the recognition of current and deferred income tax consequences for such "intra-entity transfers" until the assets have been sold to an outside party. The amendment should be applied using a modified retrospective transition method by means of a cumulative-effect adjustment directly to retained earnings as of the beginning of the period

In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments" ("ASU 2016-15). ASU 2016-15 will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017. ASU 2016-15 requires adoption on a retrospective basis unless it is impracticable to apply, in which case the Company would be required to apply the amendments prospectively as of the earliest date practicable. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its condensed consolidated cash flows and related disclosures.

The Company has evaluated all new accounting standards that are in effect and may impact its financial statements and does not believe that there are any other new accounting standards that have been issued that might have a material impact on its financial position or results of operations.

2.	GOING CONCERN

The Company has experienced net losses to date, and it has not generated revenue from operations. The Company will need additional working capital to service debt and for ongoing operations, which raises substantial doubt about its ability to continue as a going concern. Management of the Company has developed a strategy to meet operational shortfalls which may include equity funding, short-term or long-term financing or debt financing, to enable the Company to reach profitable operations. If the Company fails to generate positive cash flow or obtain additional financing, when required, it may have to modify, delay, or abandon some or all of its business and expansion plans.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amount and classification of liabilities that might cause results from this uncertainty.

3.	PATENT LICENSE AGREEMENT

On May 10, 2016, the Company entered into a patent license agreement with Oasis Medical Solutions, a sole proprietorship controlled by our board of directors and organized in the State of California ("Licensor") under which the Licensor desires to grant and the Company desires to accept an exclusive license of the Patent for the building of, and use of, machines incorporating the Patent's technology under certain terms and conditions.  Both of the parties agree that the ownership of the Patent and the goodwill relating thereto, and any associated improvements, whether developed by the Company, or both parties jointly, shall remain vested in Licensor both during the term of the agreement and thereafter, and the Company further agrees never to challenge, contest or question the validity of the Licensor's ownership of the Patent or any associated registrations therewith.

KELVIN MEDICAL, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

3.	PATENT LICENSE AGREEMENT (cont'd)

As consideration for the exclusive license granted, the Company shall pay to Licensor the following fees:

(a)	An ongoing maintenance fee of $500 per month plus an additional annual fee of $1,000;
(b)	Royalty fees of 6% per machine sold or leased under this license, payable within thirty (30) days of agreement reached with the customer/lessee. Payments can be grouped on a monthly occurring basis;

(c)	This license shall be considered null and void if production is not obtained within a 5-year period of the date stated above and the license, and all rights thereunder, will return to the Licensor.

The term of the license agreement shall be for 15 years, but will not extend beyond the full term of the patent. Within a year from the ending of the patent term, parties may negotiate an ongoing arrangement.

During the twelve months ended June 30, 2017, the Company incurred $7,000 in license fees (June 30, 2016 - $583).

4.	CONSULTING AGREEMENT

On June 1, 2016, the Company entered into a consulting agreement with a consultant who is in the business of assisting private companies in the process of going public and getting listed on the OTC Pink through the Form S-1 Registration. Under the terms of the consulting agreement, the Consultant shall provide certain services with respect to the Form S-1 Registration Statement, from commencement and preparation of the Form S-1 to receipt of Notice of Effectiveness, retention and payment of the required legal and accounting professionals, and thereafter to work with a market maker to provide a completed and accepted Form 15c2-11 with FINRA, DTC eligibility, a trading symbol and listing on OTC Pink.  As compensation under the consulting agreement S-1 Services LLC, the consultant, received 3,000,000 shares of the Company's common stock at $0.02 per share for a value of $60,000.

The $60,000 in costs relating to such Registration Statement was expensed at the current fiscal year end as the offering was not deemed successful.  Further, a balance of $3,000 is included on the balance sheet as "Other receivable", in respect to amounts advanced to service providers by the Company which are required to be reimbursed by the Consultant under this agreement.

5.	CUSTOMER DEPOSITS

As at June 30, 2017 and June 30, 2016 the Company has received a customer deposit of $120 in respect to the sale of three units of the Therm-N-Ice arm band.  The deposit represents a one-third deposit for each of the three units ordered.

6.	COMMON STOCK

The Company has authorized 100,000,000 shares with par value of $0.001.

Effective May 15, 2016 the Company issued 30,000,000 shares of common stock as a signing bonus valued at $30,000 or $0.001 per share, to our President, Mr. William Mandel.

Effective May 15, 2016 the Company issued 30,000,000 shares of common stock as a signing bonus valued at $30,000 or $0.001 per share, to our Chairman, Dr. Margaret Austin.

Effective June 1, 2016 the Company issued 3,000,000 shares of common stock in respect to the S-1 Services agreement valued at $60,000 or $0.02 per share (ref: Note 4).

During the fiscal year ended June 30, 2017, the Company has received proceeds totaling $21,950 from various parties subscribing for a total of 1,097,500 shares at $0.02 per share under our Form S-1 registration statement.

KELVIN MEDICAL, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

7.	RELATED PARTY TRANSACTIONS

a.	Management services:

On May 15, 2016, the Company entered into a twelve-month agreement for management services with Mr. William Mandel, our President, Secretary, Treasurer and member of the Board of Directors. Under the terms of the agreement the Company issued 30,000,000 shares as a bonus to Mr. William Mandel valued at $30,000 or par value, and shall pay $1,000 monthly in cash consideration.  There has been $12,000 (2016- $2,000) accrued and recorded as Accounts Payable, Related party, in relation to services rendered for the fiscal year ended June 30, 2017 by Mr. Mandel. A total of $14,000 (2016 - $2,000) remains payable at June 30, 2017.   The contract was extended for a further twelve month term during fiscal 2017.

b.	Advances

During the year ended June 30, 2017 Oasis Medical Solutions, a sole proprietorship controlled by our board of directors, advanced a total of $3,935 (2016 - $1,374).  As at June 30, 2017 a total of $5,309 remained due and payable (2016 - $1,374).

During fiscal 2017 and amount advanced in the prior fiscal year totaling $456 by Kelvin Medical LLC, a company controlled by our board of directors, was assigned to Mr. William Mandel directly for repayment when Kelvin Medical LLC was dissolved.  This amount is included in Accounts payable – related party on our balance sheets.

Advances received were used to provide working capital as required by the Company for ongoing operations.

c.  License fees

The Company accrues license fees in respect to a patent license agreement with Oasis Medical Solutions (ref: Note 3 above).   As at June 30, 2017 a total of $4,583 remains payable under the terms of this agreement.

8.	INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company's assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company's tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

Operating loss carry-forwards generated during the period from May 5, 2016 (date of inception) through June 30, 2017 of approximately $150,638, will begin to expire in 2036.   The Company applies a statutory income tax rate of 34%.

The Company had deferred income tax assets as of June 30, 2017 and June 30, 2016 as follows:

	June 30, 2017	June 30, 2016
Loss carry forwards	$51,217	$21,575
Less – accrued management fees	(4,760)	(680)
Less - valuation allowance	(46,457)	(20,895)
Total net deferred tax assets	$-	$-

Tax years from inception to fiscal year ended June 30, 2016 are not yet filed and are open for examination by the taxing authorities.

KELVIN MEDICAL, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

9.	SUBSEQUENT EVENTS

On August 23, 2017, Kelvin Medical, Inc. received its Trading Symbol, KVMD, and has been listed on the OTC Market Site (Pink).

The Company has evaluated subsequent events from the balance sheet date through the date that the financial statements were issued and determined that there are no additional subsequent events to disclose.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

There are no changes in or disagreements with accountants on accounting and/or financial disclosure.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers, Directors and Key Employees

The following table sets forth certain information as of the date of this Prospectus, with respect to our directors and executive officers.

Name	Position Held	Age	Date of Election or Appointment as Director

William Mandel, MBA	Chief Executive Officer, President, Secretary, Director	58	5/5/2016

Margaret Austin, PhD	Chairman	57	5/5/2016

Directors serve until the next annual meeting of the stockholders; until their successors are elected or appointed and qualified, or until their prior resignation or removal. Officers serve for such terms as determined by our board of directors. Each officer holds office until such officer's successor is elected or appointed and qualified or until such officer's earlier resignation or removal. Mr. Mandel and Dr. Austin are married.

Certain biographical information of our directors and officers is set forth below.

William Mandel, MBA

William Mandel is the CEO, President, Secretary, Treasurer and Director of Kelvin Medical, Inc. Mr. Mandel has an Electrical Engineering background; he graduated from University California Los Angeles (UCLA) and has worked in Medical Device technology development for over 25 years. He has worn a variety of hats throughout his career. As an Engineer, he understands the inner-workings of devices and the process required to design a product and carry it through to production. As a Team Leader, Mr. Mandel has an expanded understanding of the scope and magnitude of bringing a product to market.

In the crucial role of Engineering Manager and as VP of Product Development, he sharpened his skills in managing a multitude of projects, people and budgets. Mr. Mandel has a wide range of accumulated experience in various fields: medical instrumentation, software and hardware development, business owner and entrepreneur, and freelance consultant. Mr. Mandel's various business experiences have given him an understanding of design, development, marketing, sales, production, and distribution, as well as the opportunity to lead and run his own business, and will be great assets in running the daily operations of Kelvin Medical.

Mr. Mandel earned a Masters of Business Administration, which has further expanded his knowledge and skills, and will be instrumental in his position as Chief Executive Officer and Director of the Company.

Mr. Mandel has experience in almost every aspect of business and specialized in Medical Devices throughout his career which spans 30 years of progressively responsible positions. Over the course of his successful professional life, Mr. Mandel has been active in many different roles, each of which provided an opportunity to learn the skills needed for the various positions in a Medical Device Company. At two of the companies for which he worked, Mr. Mandel was in charge of evaluating Medical Device companies for acquisitions and making recommendations to the board of directors. It was through his execution of this role that his understanding of the strengths and weaknesses of companies and what is required to successfully run one, in both the public and private sector, were further developed and consolidated. In addition, Mr. Mandel has worked for several startup companies and even started two of his own businesses which provided him with an understanding of the hard work and diligence required in this arena. Mr. Mandel currently oversees a company of 20+ people and is immersed in the inner functioning of this business. Mr. Mandel acquired his Masters in Business Administration which furthered his business acumen and training to become a director of a publicly traded company. Mr. Mandel believes that one of the most important elements of being the director of a company is having a vision of the company's goals and future development. He is well equipped to become the director of Kelvin Medical, Inc.

From 2010 to the present Mr. Mandel has held the position of Director of Operation Regulatory Affairs and Quality Assurance at Eigen.

Mr. Mandel's directorship with Eigen will not interfere with, or cause any conflict with Mr. Mandel's ability to successfully run the every day business of the Company, nor will it conflict with his ability to operate the Company. There will be no conflict or competition between Eigen and Kelvin Medical, Inc. as the two companies develop completely different types of medical devices.

Margaret V. Austin, PhD

Margaret V. Austin, Ph.D. is a clinical psychologist with a varied background, and is our Chairman of the Board. Early in her career she specialized in clinical work with children and their families. She later moved into supervising the clinical work of others which enabled her to step back from direct client work and help others learn the skills and techniques that drove the success of her own clinical work. Her ongoing interest in technology expanded when she and her husband started their first business, a practice management software system for psychologists in 1993.

Dr. Austin received her M.S. in Psychology from Tennessee State University and her PhD in Clinical Psychology from California School of Professional Psychology, Berkeley. She founded Oasis Medical Solutions in 2008 and continues operating it today. Dr. Austin has been in private practice in Nevada City, California since 2014, practicing in the field of Neurofeedback and Psychotherapy. In 2014, she became a Managing Member of Kelvin Medical, LLC, a California limited liability company, and in 2016, Dr. Austin was appointed Chairman of the Board of Directors of Kelvin Medical, Inc., a Nevada corporation.

Additionally, Dr. Austin has years of academic experience in the field of Psychology; in 1989 – 1990, Dr. Austin was an Educational Test Administrator for the Federal Correctional Institute in Pleasanton, California. From 1990 – 1993, Dr. Austin was an Adjunct Assistant Professor at the University of Denver, School of Professional Psychology. From 2002 – 2008, Dr. Austin was a part time instructor at the San Diego University for Integrative Studies, and from 2008 to the present, Dr. Austin has been a part time instructor of Research Psychology, at Sierra College, in both Rocklin and Grass Valley, California.

During an extensive illness of her mother, Dr. Austin witnessed her mother's extensive exposure to medical devices, along with the challenges and failures inherent in medical device usage, peaking her interest in the medical device industry. In 1998, Dr. Austin founded Outer Montana Systems for the purpose of maximizing technology in the medical device industry, designing and developing innovative projects relative to the medical device industry.
Dr. Austin's proven ability to successfully run her own practice as well as her great compassion toward those in need of medical apparatus, will serve invaluable in her position as Chairman of the Board with the Company.

Dr. Austin has always been a natural leader. There are numerous examples of her leadership skills from childhood into her education and throughout her career. From leading small groups in scouting and swim team fundraising to organizing study groups, talent show performances and charitable drives, her leadership skills have evolved over the years. Even during the early years of her psychology career, Dr. Austin pursued leadership positions such as becoming the Treatment Leader of 14 adolescents and 12 staff directly after graduation, on to the Director of Mental Health for an Indian Reservation Service Unit, and then becoming the Assistant Director of Mental Health for a medium sized California county. As a psychologist, Dr. Austin views the world from a psychological perspective which provides a unique understanding of people and systems allowing her to see both the personal and system-wide impact of leadership decisions. From this vantage point, Dr. Austin is privy to the big picture view of business processes as well as exceptional insight and clarity of mind. She is an outstanding problem solver and is able to move successfully through even the most stressful of situations. Dr. Austin has also started her own businesses and well understands what it takes to get a startup off the ground and into successful production. Given her unique set of skills, Dr. Austin is well suited for leadership positions within Kelvin Medical, Inc.

Dr. Austin's position with Oasis Medical Solutions, as well as the operation of her private practice, will not interfere with, or cause any conflict with Dr. Austin's ability to perform her duties as Chairman of the Board of the Company. There will be no conflict or competition between Oasis Medical Solutions and Kelvin Medical, Inc. as Oasis continues to advance its development and design projects of medical devices, which will have a future positive impact on Kelvin's position to move into the distribution of additional medical devices.

Potential Conflicts of Interest

Oasis Medical Solutions and Eigen

Oasis Medical Solutions - Oasis Medical Solutions was established in 1994 and is dedicated to supporting the Medical Industry, through highly skilled professionals, innovative applications, and the use of modern technology. Using its' exceptional expertise, Oasis Medical Solutions provides services in 3 key areas; Medical Device and Test Equipment Development, Visual Device Simulation, and Industry Education on topics such as Good Manufacturing Practices, Design and Development in the Medical Device field, and Regulatory Compliance.

Eigen is a "doing business as" privately owned company incorporated in Nevada, controlled by ZMK Medical Technologies Inc. and is a medical device company that makes a Transrectal Biopsy Tool for the prostate.
We cannot provide assurances that our efforts to eliminate the potential impact of conflicts of interest will be effective.

Family Relationships

Mr. Mandel and Dr. Austin are married to each other.

Board Committees

We do not have a standing audit committee, an audit committee financial expert, or any committee or person performing a similar function. We do not have any board committees including a nominating, compensation, or executive committee. We currently have minimal operating revenues which are not presently sufficient to meet associated costs. Presently, we have no independent directors. Management does not believe that it would be in our best interests at this time to retain independent directors to sit on an audit committee or any other committee. If we are able to grow our business and increase our operations in the future, then we will likely seek out and retain independent directors and form audit, compensation, and other applicable committees. Further, we do not have a policy with regard to the consideration of any director candidates recommended by security holders. Our two directors perform all functions that would otherwise be performed by committees.

Board of Directors and Board Compensation

All of our directors also serve as employees. Mr. Mandel receives minimal monthly compensation for his services in his executive officer capacities; Dr. Austin received shares as compensation for her work as Chairman of the Board in fiscal 2016 and recently the Company approved a monthly contract for her ongoing services at a rate of $1,000 per month commencing January 1, 2018.

Corporate Governance

Leadership Structure

Our Board has 2 members as follows: Mr. Mandel and Dr. Austin; both were appointed to their positions on May 5, 2016, and have served in their capacities as officers and directors since.

We are a small company. One of our directors also serves as an executive officer. Our board members have complementary skills, enabling us to operate in a cost and time effective manner, closely managing our assets. Our Board regularly reviews this structure for optimum fit as our plans progress. We believe that our present management structure is appropriate for a company of our size and state of development.

Our board is actively involved in our risk oversight function and collectively undertakes risk oversight as part of our monthly management meetings. This review of our risk tolerances includes, but is not limited to, financial, legal and operational risks and other risks concerning our reputation and ethical standards.

Given our size, we do not have a nominating committee or a diversity policy. Our entire board monitors and assesses the need for and qualifications of additional directors. We may adopt a diversity policy in the future in connection with our anticipated growth.

Director Independence

Our board of directors consists of Mr. Mandel and Dr. Austin, neither of whom can be deemed to be independent. Our securities are quoted on the OTC Pink Market which does not have any director independence requirements.

Involvement in Certain Legal Proceedings

Except as otherwise disclosed in this prospectus, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.
any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

4.
being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.
being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.
being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Summary Compensation Table.
The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our sole officer for the two most recently completed fiscal years and up to the period ended September 30, 2017. Our Board of Directors does not currently have, but may adopt, an incentive stock option plan for our executive officers that would result in additional compensation.

Name and Principal Position	Title	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
William Mandel	CEO, President, Secretary and Treasurer (1)	2018	-6,000-	-0-	-0-	-0-	-0-	-0-	-0-	-6,000-
		2017	-12,000-	-0-	-0-	-0-	-0-	-0-	-0-	-12,000-
		2016	-2,000-	-0-	-0-	-0-	-0-	-0-	-30,000-	-32,000-

Notes to Summary Compensation Table:

(1) On May 5, 2016 Mr. William Mandel was appointed to serve as President, CEO, Secretary, Treasurer, and Director of the Company to manage the affairs of the Company for a one (1) year period (the "Term").  The contract was extended for a further six month term on expiry.  On November 15, 2017 the Company and Mr. Mandel entered into a new 12 month consulting agreement. Under the terms of the agreement Mr. Mandel shall receive $1,000 monthly as consideration until January 30, 2018, at which point in time the monthly consideration shall be increased to $2,000 monthly.(2) There has been $6,000 (December 31, 2016- $6,000) accrued and recorded as Accounts Payable, Related party, in relation to services rendered for the six months ended December 31, 2017 by Mr. Mandel. A total of $20,000 (as of June 30, 2017 - $14,000) remains payable at December 31, 2017.

Outstanding Equity Awards since Inception:
OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William Mandel, CEO, CFO, President, Secretary, Treasurer and director	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans
We currently have no Long-Term Incentive Plans.
Director Compensation

Name	Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Margaret Austin,	Director, Chairman of the Board	2018	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
		2017	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
		2016	-0-	-0-	-0-	-0-	-0-	-0-	30,000 (1)	30,000
(1)On May 5, 2016 Dr. Margaret Austin was appointed as Chairman of the Company's Board of Directors.  Concurrently, Dr. Austin entered into a compensation agreement for her services to the Board whereby she received 30,000,000 shares of the Company's common stock valued at $30,000 for services.  There was no further compensation to Dr. Austin in fiscal 2017 nor to the six months ended December 31, 2017.

Employment Agreements

On May 5, 2016, we entered into an employment agreement with Mr. William Mandel to act as our CEO, President, Secretary and Treasurer. The contract was extended for a further six month term on expiry. On November 15, 2017 the Company and Mr. Mandel entered into a new 12 month consulting agreement. Under the terms of the agreement Mr. Mandel shall receive $1,000 monthly as consideration until January 30, 2018, at which point in time the monthly consideration shall be increased to $2,000 monthly.

On May 5, 2016, we entered into an Service Agreement with Margaret Austin for her services as Chairman of our Board of Directors. On November 15, 2017 the Company and Dr. Margaret Austin entered into a twelve month agreement for services whereunder Dr. Austin will continue to serve as the Company's Chairman of the Board.  Commencing January 1, 2018, Dr. Austin shall receive monthly consideration of $1,000 for her services.

On November 1, 2017, we entered into a Consulting Agreement with SD Mitchell & Associates for its services as counsel for the Company.

On January 1, 2018, the Company entered into a one-year agreement with a consultant for advice regarding certain investor relations. The Consultant is to be compensated in the amount of One Thousand Dollars ($1,000) per month, commencing January 1, 2018, along with the issuance of 100,000 shares of Kelvin's Common Stock.  At the date of this report, those shares have not yet been issued.

Director Compensation

Our Directors do not receive compensation in their Director capacity; however, one of our directors is also an officer of ours and receives compensation in his officer capacities rather than his director capacities.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock known by us as of February 1, 2018:

●	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors;

●	each of our executive officers; and

●	all of our directors and executive officers as a group.

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on such date and all shares of our common stock issuable to such holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by such person at said date which are exercisable within 60 days of February 1, 2018. Unless otherwise indicated below each person's address is c/o Kelvin Medical, Inc., 10930 Skyranch Place, Nevada City, California 95959. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse.

Title of Class	Name Of Beneficial Owner	Amount and Nature of Shares Beneficially Owned (1)	Percent of Class Owned(2)	Percent of Total Voting Shares (3)

Common	William Mandel	30,000,000 Direct	44.7%	44.7%
Common	Margaret Austin	30,000,000 Direct	44.7%	44.7%
Total Officers and Directors as a group (2 persons)
Greater than 5% holders
Common	Gannon Giguiere(4) 6 Ferrand, Newport Coast, CA 92657	3,000,000 Direct	4.47%	4.47%
Common	Phenix Ventures, LLC	10,000,000 Direct(5)	12.97%	12.97%
Total Common		73,000,000,000 Direct

(1)
As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) within 60 days of February 1, 2018. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

(2)	There were 67,097,500 shares of common stock issued and outstanding on February 1, 2018 and 0 shares of Preferred Stock outstanding.
(3)
Calculation of percentage of Voting Shares is based on the following voting rights: (a) each share of Common Stock has the right to cast one (1) vote.
(4) Gannon Giguiere is the managing member of Phenix Ventures LLC.
(5) If the Company presented a Put to Phenix for all 10,000,000 Shares, Phenix would own 12.97% of the issued and outstanding common shares as of February 1, 2018.

Changes in Control

As of the date of this prospectus, we are not aware of any arrangement that may result in a change in control of our company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS AND CORPORATE GOVERNANCE

Other than as disclosed below, there has been no transaction, since inception, or currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of our total assets at year-end for the last completed fiscal year, and in which any of the following persons had or will have a direct or indirect material interest:

(i)	Any director or executive officer of our company;

(ii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

(iii)	Any of our promoters and control persons; and

(iv)	Any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons.

Transactions with Related Parties

On May 15, 2016, the Company entered into a twelve-month agreement for management services with Mr. William Mandel, our President. Secretary, Treasurer and member of the Board of Directors. Under the terms of the agreement the Company issued 30,000,000 shares as a bonus to Mr. William Mandel valued at $30,000 or par value, and shall pay $1,000 monthly in cash consideration.  The contract was extended for a further six month term on expiry.   There has been $6,000 (December 31, 2016- $6,000) accrued and recorded as Accounts Payable, Related party, in relation to services rendered for the six months ended December 31, 2017 by Mr. Mandel. A total of $20,000 (as of June 30, 2017 - $14,000) remains payable at December 31, 2017.  On November 15, 2017 the Company and Mr. Mandel entered into a new 12 month consulting agreement. Under the terms of the agreement Mr. Mandel shall receive $1,000 monthly as consideration until January 30, 2018, at which point in time the monthly consideration shall be increased to $2,000 monthly.

On May 15, 2016, the Company entered into twelve-month agreement with Dr. Margaret Austin, the spouse of our President, Mr. William Mandel, for her services as Chairman of Board. Under the agreement the Company issued 30,000,000 shares as a bonus to Dr. Margaret Austin effective the date of the agreement valued at $30,000 or par value. There has been no further compensation paid to Dr. Austin. She remains the Chairman of the Board.

On November 15, 2017 the Company and Dr. Margaret Austin entered into a twelve month agreement for services whereunder Dr. Austin will continue to serve as the Company's Chairman of the Board.  Commencing January 1, 2018, Dr. Austin shall receive monthly consideration of $1,000 for her services.

 On June 30, 2016, the Company entered into a patent license agreement with Oasis Medical Solutions, a sole proprietorship organized in the State of California and controlled by our board of directors ("Licensor") under which the Licensor desires to grant and the Company desires to accept an exclusive license of the Patent for the building of, and use of, machines incorporating the Patent's technology under the certain terms and conditions.  Licensor is the holder, via assignment from the inventor, William R. Mandel of the U.S. Patent Number: PCT/US11/39860 on "APPARATUS FOR THERAPEUTIC COOLING AND WARMING OF A BODY PORTION OF A HUMAN OR MAMMAL" (the "Patent," "Medical Device") that, among other things, warms and cools portions of the human or mammal body".  During the twelve months ended June 30, 2017, the Company incurred $7,000 in patent license fees (June 30, 2016 - $583). As at December 31, 2017 and June 30, 2017 a total $5,583 and $4,583 remained payable under the terms of this agreement, respectively. A total of $3,500 was incurred as new charges in the period ended December 31, 2017 (2016 - $3,500) and the Company paid a total of $2,500 to reduce the outstanding account (2016 - $nil).

 During the year ended June 30, 2017, Oasis Medical advanced a total of $3,935 (2016 - $1,374).  As at June 30, 2017 a total of $5,309 remained due and payable (2016 - $1,374). During the six months ended December 31, 2017 Oasis Medical Solutions, a sole proprietorship controlled by our board of directors, advanced a total of $6,500 (2016 - $3,060). During the six months ended December 31, 2017, the Company paid $2,375 to reduce the advances payable. As at December 31, 2017 a total of $9,434 remained due and payable (June 30, 2017 - $5,309) to this related entity.

Advances received were used to provide working capital as required by the Company for ongoing operations.

During fiscal 2017 an amount advanced in the prior fiscal year totaling $456 by Kelvin Medical LLC, a company controlled by our board of directors, was assigned to Mr. William Mandel directly for repayment when Kelvin Medical LLC was dissolved.  This amount is included in Accounts payable – related party on our balance sheets.

Compensation, Stock Options and Awards:

Other than as disclosed above in "Transactions with Related Parties" there has been no compensation, stock options or awards.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are not required to deliver an annual report to our stockholders unless our directors are elected at a meeting of our stockholders or by written consents of our stockholders. If our directors are not elected in such manner, we are not required to deliver an annual report to our stockholders and will not voluntarily send an annual report.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You may review a copy of the registration statement at the Securities and Exchange Commission's public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No such expenses will be borne by the selling stockholders. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fees.

EXPENSES	AMOUNT*

SEC Registration fee	$2,023
Accounting fees and expenses	$750
Legal fees and expenses(1)	$-
Miscellaneous	$2,625
Total	$5,398
 *rounded to nearest dollar

(1)
Legal fees incurred in the preparation of this Registration Statement have been included as part of the monthly retainer for services paid to the Company's legal counsel and expensed in each respective reporting period, including such amounts which have been settled by shares.

Indemnification of Directors and Officers

Nevada Revised Statutes provide that:

●
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

●
a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

●
to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense.

Nevada Revised Statutes provide that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

●	by our stockholders;

●	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

●	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

●	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

●	by court order.

Nevada Revised Statutes provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Our bylaws allow us to indemnify our directors, officers and employees. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

Shares issued subsequent to disclosure provided in the Company's most recent filing on Form 10-Q for the six-month period ended December 31, 2017 are included below:

None.

Exhibits

In reviewing the agreements included (or incorporated by reference) as exhibits to this registration statement, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement.

Exhibit No.	Description	Incorporated by Reference
3.1	Articles of Incorporation of Registrant filed with the State of Nevada on May 5, 2016	Incorporated by reference to the Registration Statement on Form S-1 Filed with the Securities and Exchange Commission on August 1, 2016 (file no. 333-212791).
3.2	By-Laws of the Registrant	Incorporated by reference to the Registration Statement on Form S-1 Filed with the Securities and Exchange Commission on August 1, 2016 (file no. 333-212791).
5.1	Legal Opinion of SD Mitchell & Associates, PLC	Filed herewith
10.1	Patent License Agreement between the Company and Oasis Medical Solutions, dated May 10, 2016	Incorporated by reference to the Registration Statement on Form S-1 Filed with the Securities and Exchange Commission on August 1, 2016 (file no. 333-212791).
10.2	Stock Purchase Agreement between Registrant and Gannon Giguiere, dated November 26, 2017	Filed herewith
10.3	Registration Rights Agreement between Registrant and PHENIX VENTURES, LLC., dated November 26, 2017	Incorporated by reference to the quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 5, 2018.
10.4	Equity Purchase Agreement between Registrant and PHENIX VENTURES, LLC dated January 22, 2018	Incorporated by reference to the quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 5, 2018.
23.1	Consent of Pinnacle Accountancy Group of Utah	Filed herewith
23.3	Consent of SD Mitchell & Associates, PLC (included in Exhibit 5.1)	Filed Herewith

Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

For the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

2.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

3.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned company or its securities provided by or on behalf of the undersigned registrant; and

4.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in Nevada City, California on February 9, 2018.

KELVIN MEDICAL, INC.

Date: February 9, 2018	By:	/s/William Mandel
William Mandel
President, CEO and Director

Date: February 9, 2018	By:	/s/Margaret Austin
Margaret Austin
Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Mandel as his true and lawful attorney- in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post- effective amendments) to this Registration Statement on Form S-1 of Kelvin Medical, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person(s) in the capacities and on the dates stated.

Signature	Title	Date

By:/s/William Mandel	President, Chief Executive Officer, Director	February 9, 2018
William Mandel

By:Margaret Austin	Chairman	February 9, 2018
Margaret Austin